Exhibit 10.1

SECURITIZATION PROPERTY SERVICING AGREEMENT

by and between

DTE ELECTRIC SECURITIZATION FUNDING III LLC,

Issuer

and

DTE ELECTRIC COMPANY,

Servicer

Acknowledged and Accepted by

U.S. Bank Trust Company, National Association, as Indenture Trustee

Dated as of [Closing Date], 2026

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EXHIBITS

Exhibit A	Form of Monthly Servicer’s Certificate
Exhibit B	Form of Semi-Annual Servicer’s Certificate
Exhibit C	Form of Regulation AB Servicer Certificate
Exhibit D	Form of Certificate of Compliance
Exhibit E	Expected Amortization Schedule
Exhibit F	Scheduled Principal Contribution Obligation Balance Schedule
Exhibit G	Form of Reconciliation Certificate

ANNEXES

Annex I	Servicing Procedures

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This SECURITIZATION PROPERTY SERVICING AGREEMENT, dated as of [Closing Date], 2026 (this “Servicing Agreement”), is by and between DTE ELECTRIC SECURITIZATION FUNDING III LLC, a Delaware limited liability company, as issuer (the “Issuer”), and DTE ELECTRIC COMPANY, a Michigan corporation, as servicer (the “Servicer”) and acknowledged and accepted by U.S. Bank Trust Company, National Association, as Indenture Trustee.

RECITALS

WHEREAS, pursuant to the Statute and the Financing Order, DTE Electric Company, in its capacity as seller (the “Seller”), and the Issuer are concurrently entering into the Sale Agreement pursuant to which the Seller is selling and the Issuer is purchasing certain Distribution Securitization Property and Power Supply Securitization Property (collectively, the “Securitization Property”) created pursuant to the Statute and the Financing Order described therein;

WHEREAS, in connection with its ownership of the Securitization Property and in order to collect the associated Distribution Securitization Charges and the Power Supply Securitization Charges (collectively, the “Securitization Charges”), the Issuer desires to engage the Servicer to carry out the functions described herein and the Servicer desires to be so engaged;

WHEREAS, the Issuer desires to engage the Servicer to act on its behalf in obtaining True-Up Adjustments from the Commission and the Servicer desires to be so engaged;

WHEREAS, the Distribution Securitization Charge Collections and Power Supply Securitization Charge Collections initially will be commingled with other funds collected by the Servicer; and

WHEREAS, certain parties may have an interest in such commingled collections, and such parties will have entered into the Intercreditor Agreement, which allows the Servicer to allocate the collected, commingled funds according to each party’s interest;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.01 Definitions and Rules of Construction. Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to such terms in that certain Indenture (including Appendix A thereto) dated as of [Closing Date], 2026 (the “Indenture”), by and among the Issuer, U.S. Bank Trust Company, National Association, in its capacity as indenture trustee (the “Indenture Trustee”) and U.S. Bank National Association in its capacities as a securities intermediary and as an account bank. Not all terms defined in Appendix A of the Indenture are used in this Servicing Agreement. The rules of construction set forth in Appendix A of the Indenture shall apply to this Servicing Agreement.

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ARTICLE II

APPOINTMENT AND AUTHORIZATION

Section 2.01 Appointment of Servicer; Acceptance of Appointment. The Issuer hereby appoints the Servicer, and the Servicer, as an independent contractor, hereby accepts such appointment, to perform the Servicer’s obligations pursuant to this Servicing Agreement on behalf of and for the benefit of the Issuer or any assignee thereof in accordance with the terms of this Servicing Agreement and applicable law. This appointment and the Servicer’s acceptance thereof may not be revoked except in accordance with the express terms of this Servicing Agreement.

Section 2.02 Authorization. With respect to all or any portion of the Securitization Property, the Servicer shall be, and hereby is, authorized and empowered by the Issuer to (a) execute and deliver, on behalf of itself and/or the Issuer, as the case may be, any and all instruments, documents or notices, and (b) on behalf of itself and/or the Issuer, as the case may be, make any filing and participate in proceedings of any kind with any Governmental Authority, including with the Commission. The Issuer shall execute and deliver to the Servicer such documents as have been prepared by the Servicer for execution by the Issuer and shall furnish the Servicer with such other documents as may be in the Issuer’s possession, in each case as the Servicer may determine to be necessary or appropriate to enable it to carry out its servicing and administrative duties hereunder. Upon the Servicer’s written request, the Issuer shall furnish the Servicer with any powers of attorney or other documents necessary or appropriate to enable the Servicer to carry out its duties hereunder.

Section 2.03 Dominion and Control Over the Securitization Property. Notwithstanding any other provision herein, the Issuer shall have dominion and control over the Securitization Property, and the Servicer, in accordance with the terms hereof, is acting solely as the servicing agent and custodian for the Issuer with respect to the Securitization Property and the Securitization Property Records. The Servicer shall not take any action that is not authorized by this Servicing Agreement, that would contravene the Statute, the Commission Regulations or the Financing Order, that is not consistent with its customary procedures and practices or that shall impair the rights of the Issuer or the Indenture Trustee (on behalf of the Holders) in the Securitization Property, in each case unless such action is required by applicable law or court or regulatory order.

ARTICLE III

ROLE OF SERVICER

Section 3.01 Duties of Servicer. The Servicer, as agent for the Issuer, shall have the following duties:

(a) Duties of Servicer Generally.

(i) The Servicer’s duties in general shall include: management, servicing and administration of the Securitization Property; obtaining meter reads, calculating usage and billing, collecting and posting all payments in respect of the Securitization Property or Securitization Charges; responding to inquiries by Customers, the Commission or any other Governmental Authority with respect to the Securitization Property or Securitization Charges; delivering Bills to the respective Customers; investigating and handling

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delinquencies (and furnishing reports with respect to such delinquencies to the Issuer), processing and depositing collections and making periodic remittances; furnishing periodic reports to the Issuer, the Indenture Trustee and the Rating Agencies; making all filings with the Commission and taking such other action as may be necessary to perfect the Issuer’s ownership interests in and the Indenture Trustee’s first priority Lien on the Securitization Property; making all filings and taking such other action as may be necessary to perfect and maintain the perfection and priority of the Indenture Trustee’s Lien on all Securitization Bond Collateral; selling as the agent for the Issuer, as its interests may appear, defaulted or written off accounts in accordance with the Servicer’s usual and customary practices; taking all necessary action in connection with True-Up Adjustments as set forth herein; and performing such other duties as may be specified under the Financing Order to be performed by it. Anything to the contrary notwithstanding, the duties of the Servicer set forth in this Servicing Agreement shall be qualified in their entirety by the Statute, any Commission Regulations, the Financing Order and the U.S. federal securities laws and the rules and regulations promulgated thereunder, including, without limitation, Regulation AB, as in effect at the time such duties are to be performed. Without limiting the generality of this Section 3.01(a)(i), in furtherance of the foregoing, the Servicer hereby agrees that it shall also have, and shall comply with, the duties and responsibilities relating to data acquisition, usage, bill calculation, billing, customer service functions, collections, posting, payment processing and remittance set forth in Annex I attached hereto. Any processing and depositing of collections, making of periodic remittances and furnishing of periodic reports set forth in this Section 3.01(a) shall be subject to the provisions of the Intercreditor Agreement.

(b) Reporting Functions.

(i) Monthly Servicer’s Certificate. On or before the last Servicer Business Day of each month, the Servicer shall prepare and deliver to the Issuer, the Indenture Trustee and the Rating Agencies a written report substantially in the form of Exhibit A (a “Monthly Servicer’s Certificate”) setting forth certain information relating to Distribution Securitization Charge Collections and Power Supply Securitization Charge Collections, received by the Servicer during the preceding Billing Period; provided, however, that, for any month in which the Servicer is required to deliver the Semi-Annual Servicer’s Certificate pursuant to Section 4.01(c)(ii), the Servicer shall prepare and deliver the Monthly Servicer’s Certificate no later than the date of delivery of such Semi-Annual Servicer’s Certificate.

(ii) Notification of Laws and Regulations. The Servicer shall immediately notify the Issuer, the Indenture Trustee and the Rating Agencies in writing of any Requirements of Law or Commission Regulations hereafter promulgated that have a material adverse effect on the Servicer’s ability to perform its duties under this Servicing Agreement.

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(iii) Other Information. Upon the reasonable request of the Issuer, the Indenture Trustee or any Rating Agency, the Servicer shall provide to the Issuer, the Indenture Trustee or such Rating Agency, as the case may be, any public financial information in respect of the Servicer, or any material information regarding the Securitization Property to the extent it is reasonably available to the Servicer, as may be reasonably necessary and permitted by law to enable the Issuer, the Indenture Trustee or the Rating Agencies to monitor the performance by the Servicer hereunder; provided, however, that any such request by the Indenture Trustee shall not create any obligation for the Indenture Trustee to monitor the performance of the Servicer. In addition, so long as any of the Securitization Bonds are outstanding, the Servicer shall provide the Issuer and the Indenture Trustee, within a reasonable time after written request therefor, any information available to the Servicer or reasonably obtainable by it that is necessary to calculate each of the Distribution Securitization Charges and Power Supply Securitization Charges applicable to each Distribution Securitization Rate Class or Power Supply Securitization Rate Class, respectively.

(iv) Preparation of Reports. The Servicer shall prepare and deliver such additional reports as required under this Servicing Agreement, including a copy of each Semi-Annual Servicer’s Certificate described in Section 4.01(c)(ii), the annual statements of compliance, attestation reports and other certificates described in Section 3.03 and the Annual Accountant’s Report described in Section 3.04. In addition, the Servicer shall prepare, procure, deliver and/or file, or cause to be prepared, procured, delivered or filed, any reports, attestations, exhibits, certificates or other documents required to be delivered or filed with the SEC (and/or any other Governmental Authority) by the Issuer or the Sponsor under the U.S. federal securities or other applicable laws or in accordance with the Basic Documents, including, but without limiting the generality of the foregoing, filing with the SEC, if applicable and required by applicable law, a copy or copies of (A) the Monthly Servicer’s Certificates described in Section 3.01(b)(i) (under Form 10-D or any other applicable form), (B) the Semi-Annual Servicer’s Certificates described in Section 4.01(c)(ii) (under Form 10-D or any other applicable form), (C) the annual statements of compliance, attestation reports and other certificates described in Section 3.03 and (D) the Annual Accountant’s Report (and any attestation required under Regulation AB) described in Section 3.04. In addition, the appropriate officer or officers of the Servicer shall (in its separate capacity as Servicer) sign the Sponsor’s annual report on Form 10-K (and any other applicable SEC or other reports, attestations, certifications and other documents), to the extent that the Servicer’s signature is required by, and consistent with, the U.S. federal securities laws and/or any other applicable law.

(c) Opinions of Counsel. The Servicer shall obtain and deliver to the Issuer and the Indenture Trustee:

(i) promptly after the execution and delivery of this Servicing Agreement and of each amendment hereto, an Opinion of Counsel from external counsel of the Issuer either (A) to the effect that, in the opinion of such counsel, all filings, including filings with the Commission, the Michigan Department of State and the Secretary of State of the State of Delaware, that are necessary under the UCC and the Statute to fully preserve, perfect or maintain, as applicable, the Liens of the Indenture Trustee in each of the Distribution Securitization Property and Power Supply Securitization Property have each been authorized, executed and filed, and reciting the details of such filings or referring to prior Opinions of Counsel in which such details are given, or (B) to the effect that, in the opinion of such counsel, no such action shall be necessary to fully preserve, protect or maintain such Liens; and

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(ii) within ninety (90) days after the beginning of each calendar year beginning with the first calendar year beginning more than three (3) months after the date hereof, an Opinion of Counsel, which counsel may be an employee of or counsel to the Issuer or the Servicer, or external counsel of the Issuer, dated as of a date during such ninety (90)-day period, either (A) to the effect that, in the opinion of such counsel, all filings, including filings with the Commission, the Michigan Department of State and the Secretary of State of the State of Delaware, have been executed and filed that are necessary under the UCC and the Statute to fully perfect and maintain the Liens of the Indenture Trustee in the Securitization Property, and reciting the details of such filings or referring to prior Opinions of Counsel in which such details are given, or (B) to the effect that, in the opinion of such counsel, no such action shall be necessary to fully preserve, protect or maintain such Liens.

Each Opinion of Counsel referred to in Section 3.01(c)(i) or Section 3.01(c)(ii) above shall specify any action necessary (as of the date of such opinion) to be taken in the following year to perfect or maintain, as applicable, such interest or Lien.

Section 3.02 Servicing and Maintenance Standards. On behalf of the Issuer, the Servicer shall: (a) manage, service, administer, bill, collect and make collections in respect of the Securitization Property with reasonable care and in material compliance with applicable Requirements of Law, including all applicable Commission Regulations and guidelines, using the same degree of care and diligence that the Servicer exercises with respect to similar assets for its own account and, if applicable, for others; (b) follow customary standards, policies and procedures for the retail electric distribution industry in Michigan in performing its duties as Servicer; (c) use all reasonable efforts, consistent with its customary servicing procedures, to enforce, and maintain rights in respect of, the Securitization Property and to bill and collect the Securitization Charges; (d) comply with Requirements of Law, including all applicable Commission Regulations and guidelines, applicable to and binding on it relating to the Securitization Property; (e) file all Commission notices described in the Statute and the Financing Order and file and maintain the effectiveness of UCC financing statements with respect to the property transferred under the Sale Agreement; (f) take such other action on behalf of the Issuer to ensure that the Lien of the Indenture Trustee on the Securitization Bond Collateral remains perfected and of first priority; and (g) identify the need for True-Up Adjustments and shall take all reasonable action to obtain and implement such True-Up Adjustments in accordance with the terms set forth herein. The Servicer shall follow such customary and usual practices and procedures as it shall deem necessary or advisable in its servicing of all or any portion of the Securitization Property, which, in the Servicer’s judgment, may include the taking of legal action, at the Issuer’s expense but subject to the priority of payments set forth in Section 8.02(e) of the Indenture.

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Section 3.03 Annual Reports on Compliance with Regulation AB.

(a) The Servicer shall deliver to the Issuer, the Indenture Trustee and the Rating Agencies, on or before the earlier of (a) March 31 of each year, beginning March 31, 202[ ], or (b) with respect to each calendar year during which the Sponsor’s annual report on Form 10-K is required to be filed in accordance with the Exchange Act and the rules and regulations thereunder, the date on which such annual report on Form 10-K is required to be filed in accordance with the Exchange Act and the rules and regulations thereunder, certificates from a Responsible Officer of the Servicer (i) containing, and certifying as to, the statements of compliance required by Item 1123 (or any successor or similar items or rule) of Regulation AB, as then in effect, and (ii) containing, and certifying as to, the statements and assessment of compliance required by Item 1122(a) (or any successor or similar items or rule) of Regulation AB, as then in effect. These certificates may be in the form of, or shall include the forms attached hereto as Exhibit C and Exhibit D, with, in the case of Exhibit C, such changes as may be required to conform to the applicable securities law.

(b) The Servicer shall use commercially reasonable efforts to obtain, from each other party participating in the servicing function, any additional certifications as to the statements and assessment required under Item 1122 or Item 1123 of Regulation AB to the extent required in connection with the filing of the annual report on Form 10-K; provided, however, that a failure to obtain such certifications shall not be a breach of the Servicer’s duties hereunder. The parties acknowledge that the Indenture Trustee’s certifications shall be limited to the Item 1122 certifications described in Exhibit C of the Indenture.

(c) The initial Servicer, in its capacity as Sponsor, shall post on its or its parent company’s website and cause the Issuer to file with or furnish to the SEC, in periodic reports and other reports as are required from time to time under Section 13 or Section 15(d) of the Exchange Act, the information described in Section 3.07(g) of the Indenture to the extent such information is reasonably available to the Sponsor.

(d) Except to the extent permitted by applicable law, the initial Servicer, in its capacity as Sponsor, shall not voluntarily suspend or terminate its filing obligations as Sponsor with the SEC as described in Section 3.03(c). The covenants of the initial Servicer, in its capacity as Sponsor, pursuant to Section 3.03(c) shall survive the resignation, removal or termination of the initial Servicer as Servicer hereunder.

Section 3.04 Annual Report by Independent Registered Public Accountants.

(a) The Servicer shall cause a firm of Independent registered public accountants (which may provide other services to the Servicer or the Seller) to prepare annually, and the Servicer shall deliver annually to the Issuer, the Indenture Trustee and the Rating Agencies on or before the earlier of (i) March 31 of each year, beginning March 31, 202[ ] or (ii) with respect to each calendar year during which the Depositor’s annual report on Form 10-K is required to be filed in accordance with the Exchange Act and the rules and regulations thereunder, the date on which such annual report on Form 10-K is required to be filed in accordance with the Exchange Act and the rules and regulations thereunder, a report (the “Annual Accountant’s Report”) regarding the Servicer’s assessment of compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB during the preceding twelve (12) months ended December 31 (or, in the case of the first Annual Accountant’s Report to be delivered on or before March 31, 202[ ], for the period beginning with the Closing Date and ending December 31, 202[ ]), in accordance with paragraph (b) of Rule 13a-18 and Rule 15d-18 of the Exchange Act and Item 1122 of Regulation AB. In the event that the accounting firm providing such report requires the Indenture Trustee to agree or consent to the procedures performed by such firm, the Issuer shall direct the Indenture

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Trustee in writing to so agree; it being understood and agreed that the Indenture Trustee will deliver such letter of agreement or consent in conclusive reliance upon the direction of the Issuer, subject to the Indenture Trustee’s rights, privileges, protections and immunities under the Indenture, and the Indenture Trustee will not make any independent inquiry or investigation as to, and shall have no obligation or liability in respect of the sufficiency, validity or correctness of such procedures.

(b) The Annual Accountant’s Report shall also indicate that the accounting firm providing such report is independent of the Servicer in accordance with the rules of the Public Company Accounting Oversight Board and shall include any attestation report required under Item 1122(b) of Regulation AB (or any successor or similar items or rule), as then in effect.

ARTICLE IV

SERVICES RELATED TO TRUE-UP ADJUSTMENTS

Section 4.01 True-Up Adjustments. From time to time, until the Retirement of the Securitization Bonds, but for a period no longer than (i) six (6) years from the beginning of the first complete billing cycle during which the Distribution Securitization Charges were initially placed on any Distribution Customer’s bill or (ii) fifteen (15) years from the beginning of the first complete billing cycle during which the Power Supply Securitization Charges were initially placed on any Power Supply Customers’ bill, the Servicer shall identify the need for Annual True-Up Adjustments, Semi-Annual Interim True-Up Adjustments and Additional Interim True-Up Adjustments as permitted pursuant to the Financing Order and shall take all reasonable action to obtain and implement such True-Up Adjustments for each of the Distribution Securitization Charges and Power Supply Securitization Charges for the purpose of correcting any overcollections and undercollections and ensuring the expected recovery of amounts required for the timely payment of debt service and other required amounts and charges in connection with the Securitization Bonds, all in accordance with the following:

(a) Expected Amortization Schedule and Scheduled Principal Contribution Obligation Balance Schedule. The Expected Amortization Schedule for the Securitization Bonds is attached hereto as Exhibit E. If the Expected Amortization Schedule is revised, the Servicer shall send a copy of such revised Expected Amortization Schedule to the Issuer, the Indenture Trustee and the Rating Agencies promptly thereafter. For purposes of calculating each True-Up Adjustment, scheduled principal payments are allocated to be paid from Distribution Securitization Charge Collections and Power Supply Securitization Charge Collections in accordance with the Scheduled Principal Contribution Obligation Balance Schedule attached hereto as Exhibit F. If the Scheduled Principal Contribution Obligation Balance Schedule is revised, the Servicer shall send a copy of such revised Scheduled Principal Contribution Obligation Balance Schedule to the Issuer, the Indenture Trustee and the Rating Agencies promptly thereafter.

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(b) True-Up Adjustments.

(i) Calculation.

(A) In calculating each necessary True-Up Adjustment, the Servicer will use its most recent forecast of energy consumption and its most current estimates of ongoing transaction-related expenses. Each respective True-Up Adjustment will reflect any projected Power Supply Customer and Distribution Customer, as applicable, defaults or charge-offs and allowances for projected payment lags between the billing, collection and posting of specific Distribution Securitization Charges and Power Supply Securitization Charges, as applicable, based upon the Servicer’s most recent experience regarding collection of Distribution Securitization Charges and Power Supply Securitization Charges, as applicable. Each True-Up Adjustment will also take into account any reconciliation of overcollections or undercollections due to any reason. The Commission’s role in the True-Up Adjustment process is limited to a mathematical one, and if the Commission does not issue an order after forty-five (45) days and the True-Up Adjustment is not contested, it is implemented automatically.

(B) As part of each True-Up Adjustment, the Servicer will calculate the Power Supply Securitization Charges and the Distribution Securitization Charges that must be billed in order to generate the revenues for the ensuing annual period necessary to result in:

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the amount of accrued and unpaid interest on the Securitization Bonds related to Distribution Costs and the amount of accrued and unpaid interest on the Securitization Bonds related to Power Supply Costs;

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the Scheduled Principal Contribution Obligation Balance related to Distribution Costs and the Scheduled Principal Contribution Obligation Balance related to Power Supply Costs, equaling the amount provided in the Expected Amortization Schedule;

•	the amount on deposit in the Capital Account equaling the Required Capital Level; and

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the amount of all Ongoing Other Qualified Costs (up to any authorized amounts of any such payments set forth in the Financing Order) related to Distribution Costs and the amount of all Ongoing Other Qualified Costs (up to any authorized amounts of any such payments set forth in the Financing Order) related to Power Supply Costs, each being paid.

(ii) Annual True-Up Adjustments and Filings.

(A) Each year until the earlier of (i) the Payment in Full of the proportional amount of Securitization Bonds relating to the Distribution Costs or (ii) six (6) years from the beginning of the first complete billing cycle after the Closing Date, no later than forty-five (45) days after each anniversary of the Closing Date, the Servicer shall: (A) update the data and assumptions underlying the calculation of the Distribution Securitization Charges, including projected electricity consumption during the next Collection Period for each Distribution Securitization Rate Class, as applicable, and including Periodic Principal, interest and estimated expenses and fees of the Issuer to be paid during such period with respect to Distribution Amounts, the Weighted Average Days Outstanding

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(Commercial), the Weighted Average Days Outstanding (Residential) and net charge-offs; (B) determine the Periodic Revenue Requirement related to the Distribution Amounts and Periodic Billing Requirement related to the Distribution Amounts for the next Collection Period based on such updated data and assumptions; (C) determine the Distribution Securitization Charges to be allocated to each Distribution Securitization Rate Class during the next Collection Period based on such Periodic Billing Requirement and the terms of the Financing Order, the Securitization Rate Schedule for Distribution Securitization Charges and any other schedules filed pursuant thereto and in doing so the Servicer shall use the method of allocating Distribution Securitization Charges then in effect, including as applicable, the result of the implementation of the most recent True-Up Adjustment; (D) make all required notice and other filings with the Commission to reflect the revised Distribution Securitization Charges, including any Amendatory Schedule; and (E) take all reasonable actions and make all reasonable efforts to effect such Annual True-Up Adjustment by the Annual True-Up Adjustment Date and to enforce the provisions of the Statute and the Financing Order. The Servicer shall implement the revised Distribution Securitization Charges, if any, resulting from such Annual True-Up Adjustment as of the Annual True-Up Adjustment Date. There is no cap on the level of Distribution Securitization Charges that may be imposed on Distribution Customers as a result of the True-Up Adjustment process to pay on a timely basis scheduled principal of and interest on the Securitization Bonds and Ongoing Other Qualified Costs in proportion relating to Distribution Costs.

(B) Each year until the earlier of (i) the Payment in Full of the proportional amount of Securitization Bonds relating to the Power Supply Costs or (ii) fifteen (15) years from the beginning of the first complete billing cycle after the Closing Date, no later than forty-five (45) days after each anniversary of the Closing Date, the Servicer shall: (A) update the data and assumptions underlying the calculation of the Power Supply Securitization Charges, including projected electricity consumption during the next Collection Period for each Power Supply Securitization Rate Class, as applicable, and including Periodic Principal, interest and estimated expenses and fees of the Issuer to be paid during such period with respect to Power Supply Amounts, the Weighted Average Days Outstanding (Commercial), the Weighted Average Days Outstanding (Residential) and net charge-offs; (B) determine the Periodic Revenue Requirement related to the Power Supply Amounts and Periodic Billing Requirement related to the Power Supply Amounts for the next Collection Period based on such updated data and assumptions; (C) determine the Power Supply Securitization Charges to be allocated to each Power Supply Securitization Rate Class during the next Collection Period based on such Periodic Billing Requirement and the terms of the Financing Order, the Securitization Rate Schedule for Power Supply Securitization Charges and any other schedules filed pursuant thereto and in doing so the Servicer shall use the method of allocating Power Supply Securitization Charges then in effect, including as applicable, the result of the implementation of the most recent True-Up Adjustment; (D) make all required notice and other filings with the Commission to reflect the revised Power Supply Securitization Charges, including any

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Amendatory Schedule; and (E) take all reasonable actions and make all reasonable efforts to effect such Annual True-Up Adjustment by the Annual True-Up Adjustment Date and to enforce the provisions of the Statute and the Financing Order. The Servicer shall implement the revised Power Supply Securitization Charges, if any, resulting from such Annual True-Up Adjustment as of the Annual True-Up Adjustment Date. There is no cap on the level of Power Supply Securitization Charges that may be imposed on Power Supply Customers as a result of the True-Up Adjustment process to pay on a timely basis scheduled principal of and interest on the Securitization Bonds and Ongoing Other Qualified Costs in proportion relating to Power Supply Costs.

(iii) Semi-Annual True-Up Adjustments and Filings.

(A) Each year, no later than six (6) months and forty-five (45) days from the anniversary date of the issuance of the Securitization Bonds (it being understood that in the year following the issuance of the Securitization Bonds, such review and adjustment will occur no later than 6 months and 45 days after the Closing Date), until the earlier of (i) the Payment in Full of the proportional amount of Securitization Bonds relating to the Distribution Costs or (ii) six (6) years from the beginning of the first complete billing cycle after the Closing Date, and, beginning twelve (12) months prior to the Scheduled Final Payment Date for the first maturing Tranche, no later than forty-five (45) days prior to the dates that are nine months, six months and three months prior to, and the date of, such Scheduled Final Payment Date for such first maturing Tranche and quarterly thereafter until the earlier of (i) the full repayment of such Tranche or (ii) the Final Maturity Date for such Tranche, the Servicer shall have (A) updated the data and assumptions underlying the calculation of the Distribution Securitization Charges, including projected electricity consumption during the next Collection Period for each Distribution Securitization Rate Class, as applicable, and including Periodic Principal, interest and estimated expenses and fees of the Issuer to be paid during such period with respect to Distribution Amounts, the Weighted Average Days Outstanding (Commercial), the Weighted Average Days Outstanding (Residential) and net charge-offs; (B) determined the Periodic Revenue Requirement related to the Distribution Amounts and Periodic Billing Requirement related to the Distribution Amounts for the next Collection Period based on such updated data and assumptions; and (C) based upon such updated data and requirements, forecasted whether Distribution Securitization Charge Collections together with available fund balances in the Distribution Excess Funds Subaccount, will be sufficient, (i) to make on a timely basis all scheduled payments of interest, principal and other amounts payable in respect of the proportional amount of Securitization Bonds relating to Distribution Costs during such Collection Period, (ii) to pay Ongoing Other Qualified Costs relating to Distribution Amounts on a timely basis and (iii) to replenish the Capital Account to the Required Capital Level to the extent there was a draw from the Capital Account to pay principal, interest and Ongoing Other Qualified Costs related to Distribution Amounts; provided, that in the case of any Semi-Annual Interim True-Up Adjustment following the Scheduled Final

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Payment Date for the first maturing tranche of any Securitization Bonds, the True-Up Adjustment will be calculated to ensure that the Distribution Securitization Charges are sufficient to pay the proportional amount of Securitization Bonds relating to Distribution Costs in full on the next Scheduled Payment Date. If the Servicer determines that Distribution Securitization Charge Collections will not be sufficient for such purposes, the Servicer shall, no later than the date described in the first sentence of this Section 4.01(b)(iii)(A): (1) determine the Distribution Securitization Charges to be allocated to each Distribution Securitization Rate Class during the next Collection Period based on such Periodic Billing Requirement related to the Distribution Amounts and the terms of the Financing Order and the Securitization Rate Schedule relating to Distribution Securitization Charges, and other schedules filed pursuant thereto; (2) make all required notice and other filings with the Commission to reflect the revised Distribution Securitization Charges, including any Amendatory Schedule; and (3) take all reasonable actions and make all reasonable efforts to effect such Distribution Securitization Semi-Annual Interim True-Up Adjustment and to enforce the provisions of the Statute and the Financing Order.

(B) Each year, no later than six (6) months and forty-five (45) days from the anniversary date of the issuance of the Securitization Bonds (it being understood that in the year following the issuance of the Securitization Bonds, such review and adjustment will occur no later than 6 months and 45 days after the Closing Date), until the earlier of (i) the Payment in Full of the proportional amount of Securitization Bonds relating to Power Supply Costs or (ii) fifteen (15) years from the beginning of the first complete billing cycle after the Closing Date, and, beginning twelve (12) months prior to the Scheduled Final Payment Date for each maturing Tranche, no later than forty-five (45) days prior to the dates that are nine months, six months and three months prior to, and the date of, such Scheduled Final Payment Date for each such maturing Tranche and quarterly thereafter until the earlier of (i) the full repayment of each such maturing Tranche or (ii) the Final Maturity Date for the last maturing Tranche, the Servicer shall have (A) updated the data and assumptions underlying the calculation of the Power Supply Securitization Charges, including projected electricity consumption during the next Collection Period for each Power Supply Securitization Rate Class, as applicable, and including Periodic Principal, interest and estimated expenses and fees of the Issuer to be paid during such period with respect to Power Supply Amounts, the Weighted Average Days Outstanding (Commercial), the Weighted Average Days Outstanding (Residential) and net charge-offs; (B) determined the Periodic Revenue Requirement related to the Power Supply Amounts and Periodic Billing Requirement related to the Power Supply Amounts for the next Collection Period based on such updated data and assumptions; and (C) based upon such updated data and requirements, forecasted whether Power Supply Securitization Charge Collections together with available fund balances in the Power Supply Excess Funds Subaccount, will be sufficient, (i) to make on a timely basis all scheduled payments of interest, principal and other amounts payable in respect of the proportional amount of Securitization Bonds relating to Power Supply Costs during such Collection Period, (ii) to pay Ongoing Other Qualified Costs relating to Power

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Supply Amounts on a timely basis and (iii) to replenish the Capital Account to the Required Capital Level to the extent there was a draw from the Capital Account to pay principal, interest and Ongoing Other Qualified Costs related to Power Supply Amounts; provided, that in the case of any Semi-Annual Interim True-Up Adjustment following the Scheduled Final Payment Date for the first maturing tranche of any Securitization Bonds, the True-Up Adjustment will be calculated to ensure that the Power Supply Securitization Charges are sufficient to pay the proportional amount of Securitization Bonds relating to Power Supply Costs in full on the next Scheduled Payment Date. If the Servicer determines that Power Supply Securitization Charge Collections will not be sufficient for such purposes, the Servicer shall, no later than the date described in the first sentence of this Section 4.01(b)(iii)(B): (1) determine the Power Supply Securitization Charges to be allocated to each Power Supply Securitization Rate Class during the next Collection Period based on such Periodic Billing Requirement related to the Power Supply Amounts and the terms of the Financing Order and the Securitization Rate Schedule relating to Power Supply Securitization Charges, and other schedules filed pursuant thereto; (2) make all required notice and other filings with the Commission to reflect the revised Power Supply Securitization Charges, including any Amendatory Schedule; and (3) take all reasonable actions and make all reasonable efforts to effect such Power Supply Securitization Semi-Annual Interim True-Up Adjustment and to enforce the provisions of the Statute and the Financing Order.

(iv) Additional Interim True-Up Adjustments and Filings. In addition to the True-Up Adjustments described above in Sections 4.01(b)(ii) and 4.01(b)(iii), the Servicer may implement one or more Additional Interim True-Up Adjustments (in the same manner as provided for the Semi-Annual Interim True-Up Adjustments) at any time (A) if the Servicer forecasts that either Distribution Securitization Charge Collections or Power Supply Securitization Charge Collections or both during the current or succeeding Collection Period will be insufficient (1) to make all scheduled payments of principal and interest due in respect of the Securitization Bonds on a timely basis during such Collection Period, or (2) to pay Ongoing Other Qualified Costs on a timely basis, or (B) to replenish any draws on the Capital Account.

(v) Calculating the True-Up Adjustments. For purposes of calculating the True-Up Adjustments described in Sections 4.01(b)(ii), 4.01(b)(iii) and 4.01(b)(iv), the Weighted Average Days Outstanding (Commercial), the Weighted Average Days Outstanding (Residential) and net charge-offs shall be calculated and updated on or about January 1 and July 1 of each year or more frequently if the Servicer expects there to be a material change to any of these amounts.

(c) Reports.

(i) Notification of Amendatory Schedule Filings and True-Up Adjustments. Whenever the Servicer files an Amendatory Schedule with the Commission or implements revised Distribution Securitization Charges and/or Power Supply Securitization Charges, as applicable, with notice to the Commission without filing an Amendatory Schedule if permitted by the Financing Order, the Servicer shall send a copy of such filing or notice

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(together with a copy of all notices and documents which, in the Servicer’s reasonable judgment, are material to the adjustments effected by such Amendatory Schedule or notice) to the Issuer, the Indenture Trustee and the Rating Agencies concurrently therewith. If, for any reason any revised Securitization Charges are not implemented and effective on the applicable date set forth herein, the Servicer shall notify the Issuer, the Indenture Trustee and each Rating Agency by the end of the second Servicer Business Day after such applicable date.

(ii) Semi-Annual Servicer’s Certificate. Not later than five (5) Servicer Business Days prior to each Payment Date or Special Payment Date, the Servicer shall deliver a written report substantially in the form of Exhibit B hereto (the “Semi-Annual Servicer’s Certificate”) to the Issuer, the Indenture Trustee and the Rating Agencies, which shall include all of the following information (to the extent applicable and including any other information so specified in the Series Supplement) as to the Securitization Bonds with respect to such Payment Date or Special Payment Date or the period since the previous Payment Date, as applicable:

(A) the amount of the payment to Holders allocable to principal, if any;

(B) the amount of the payment to Holders allocable to interest;

(C) the aggregate Outstanding Amount of the Securitization Bonds, before and after giving effect to any payments allocated to principal reported under Section 4.01(c)(ii)(A);

(D) the difference, if any, between the amounts specified in Section 4.01(c)(ii)(C) and the Outstanding Amount specified in the Expected Amortization Schedule and the Scheduled Principal Contribution Obligation Balance Schedule;

(E) any other transfers and payments to be made on such Payment Date or Special Payment Date, including amounts paid to the Indenture Trustee and to the Servicer; and

(F) the amounts on deposit in the Capital Account and the Excess Funds Subaccounts, after giving effect to the foregoing payments.

(iii) Reports to Customers.

(A) After each revised Securitization Charge has gone into effect pursuant to a True-Up Adjustment, the Servicer shall, to the extent and in the manner and time frame required by applicable Commission Regulations, if any, cause to be prepared and delivered to Customers any required notices announcing such revised Securitization Charges.

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(B) The Servicer shall comply with the requirements of the Financing Order with respect to the filing of the Securitization Rate Schedule to ensure that each of the Securitization Charges are separate and apart from the Servicer’s other charges and notice of such will be provided to Customers.

(iv) Reconciliation Certificate. The Servicer shall provide to the Indenture Trustee within sixty (60) days of each Payment Date, a Reconciliation Certificate in the form of Exhibit G hereto, in accordance with Section 6.11(c) of this Agreement.

Section 4.02 Limitation of Liability.

(a) The Issuer and the Servicer expressly agree and acknowledge that:

(i) In connection with any True-Up Adjustment, the Servicer is acting solely in its capacity as the servicing agent hereunder.

(ii) None of the Servicer, the Issuer or the Indenture Trustee is responsible in any manner for, and shall have no liability whatsoever as a result of, any action, decision, ruling or other determination made or not made, or any delay (other than any delay resulting from the Servicer’s failure to make any filings required by Section 4.01 in a timely and correct manner or any breach by the Servicer of its duties under this Servicing Agreement that adversely affects the Securitization Property or the True-Up Adjustments), by the Commission in any way related to the Securitization Property or in connection with any True-Up Adjustment, the subject of any filings under Section 4.01, any proposed True-Up Adjustment or the approval of any revised Securitization Charges and the scheduled adjustments thereto.

(iii) Except to the extent that the Servicer is liable under Section 6.02, the Servicer shall have no liability whatsoever relating to the calculation of any revised Securitization Charges and the scheduled adjustments thereto, including as a result of any inaccuracy of any of the assumptions made in such calculation regarding expected energy consumption volume and the Weighted Average Days Outstanding (Commercial), the Weighted Average Days Outstanding (Residential), net charge-offs and estimated expenses and fees of the Issuer, so long as the Servicer has acted in good faith and has not acted in a grossly negligent manner in connection therewith, nor shall the Servicer have any liability whatsoever as a result of any Person, including the Holders, not receiving any payment, amount or return anticipated or expected or in respect of any Securitization Bond generally.

(b) Notwithstanding the foregoing, this Section 4.02 shall not relieve the Servicer of liability for any misrepresentation by the Servicer under Section 6.01 or for any breach by the Servicer of its other obligations under this Servicing Agreement.

ARTICLE V

THE SECURITIZATION PROPERTY

Section 5.01 Custody of Securitization Property Records. To assure uniform quality in servicing the Securitization Property and to reduce administrative costs, the Issuer hereby revocably appoints the Servicer, and the Servicer hereby accepts such appointment, to act as the agent of the Issuer as custodian of any and all documents and records that the Servicer shall keep on file, in accordance with its customary procedures, relating to the Securitization Property,

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including copies of the Financing Order and Amendatory Schedules relating thereto and all documents filed with the Commission in connection with any True-Up Adjustment and computational records relating thereto (collectively, the “Securitization Property Records”), which are hereby constructively delivered to the Indenture Trustee, as pledgee of the Issuer with respect to all Securitization Property.

Section 5.02 Duties of Servicer as Custodian.

(a) Safekeeping. The Servicer shall hold the Securitization Property Records on behalf of the Issuer and the Indenture Trustee and maintain such accurate and complete accounts, records and computer systems pertaining to the Securitization Property Records as shall enable the Issuer and the Indenture Trustee, as applicable, to comply with this Servicing Agreement, the Sale Agreement and the Indenture. In performing its duties as custodian, the Servicer shall act with reasonable care, using that degree of care and diligence that the Servicer exercises with respect to comparable assets that the Servicer services for itself or, if applicable, for others. The Servicer shall promptly report to the Issuer, the Indenture Trustee and the Rating Agencies any failure on its part to hold the Securitization Property Records and maintain its accounts, records and computer systems as herein provided and promptly take appropriate action to remedy any such failure. Nothing herein shall be deemed to require an initial review or any periodic review by the Issuer or the Indenture Trustee of the Securitization Property Records. The Servicer’s duties to hold the Securitization Property Records set forth in this Section 5.02, to the extent the Securitization Property Records have not been previously transferred to a Successor Servicer pursuant to Article VII, shall terminate one year and one day after the earlier of (i) the date on which the Servicer is succeeded by a Successor Servicer in accordance with Article VII and (ii) the first date on which no Securitization Bonds are Outstanding.

(b) Maintenance of and Access to Records. The Servicer shall maintain the Securitization Property Records at One Energy Plaza, Detroit, Michigan 48226-1221, or at such other office as shall be specified to the Issuer and the Indenture Trustee by written notice at least thirty (30) days prior to any change in location. The Servicer shall make available for inspection, audit and copying to the Issuer and the Indenture Trustee or their respective duly authorized representatives, attorneys or auditors the Securitization Property Records at such times during normal business hours as the Issuer or the Indenture Trustee shall reasonably request and which do not unreasonably interfere with the Servicer’s normal operations. Nothing in this Section 5.02(b) shall affect the obligation of the Servicer to observe any applicable law (including any Commission Regulations) prohibiting disclosure of information regarding Customers, and the failure of the Servicer to provide access to such information as a result of such obligation shall not constitute a breach of this Section 5.02(b).

(c) Release of Documents. Upon instruction from the Indenture Trustee in accordance with the Indenture, the Servicer shall release any Securitization Property Records to the Indenture Trustee, the Indenture Trustee’s agent or the Indenture Trustee’s designee, as the case may be, at such place or places as the Indenture Trustee may designate, as soon as practicable. Nothing in this Section 5.02(c) shall affect the obligation of the Servicer to observe any applicable law (including any Commission Regulations) prohibiting disclosure of information regarding Customers, and the failure of the Servicer to provide access to such information as a result of such obligation shall not constitute a breach of this Section 5.02(c).

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(d) Defending Securitization Property Against Claims. The Servicer, on behalf of the Issuer and the Holders, shall institute any action or proceeding necessary under the Statute and the Financing Order or any True-Up Adjustments, and the Servicer agrees to take such legal or administrative actions, including defending against or instituting and pursuing legal actions and appearing or testifying at hearings or similar proceedings, as may be reasonably necessary to block or overturn any attempts, including by legislative enactment, voter initiative or constitutional amendment, to cause a repeal of, modification of, judicial invalidation of, or supplement to, the Statute or the Financing Order that would be detrimental to the interest of the Holders or that would cause an impairment of the rights of the Issuer or the Holders.

(e) Additional Litigation to Defend Securitization Property. In addition to its obligations under Section 5.02(d), the Servicer shall, at its own expense, institute any action or proceeding necessary to compel performance by the Commission or the State of Michigan of any of their respective obligations or duties under the Statute and the Financing Order with respect to the Distribution Securitization Property and Power Supply Securitization Property and to compel performance by applicable parties under the Tariff or any agreement with the Servicer entered into pursuant to the Securitization Rate Schedule or Tariff.

Section 5.03 Custodian’s Indemnification. The Servicer as custodian shall indemnify the Issuer, any Independent Manager and the Indenture Trustee (for itself and for the benefit of the Holders) and each of their respective officers, directors, employees and agents for, and defend and hold harmless each such Person from and against, any and all liabilities, obligations, losses, damages, payments and claims, and reasonable costs or expenses, of any kind whatsoever (collectively, “Indemnified Losses”) that may be imposed on, incurred by or asserted against each such Person as the result of any grossly negligent act or omission in any way relating to the maintenance and custody by the Servicer, as custodian, of the Securitization Property Records; provided, however, that the Servicer shall not be liable for any portion of any such amount resulting from the willful misconduct, bad faith or gross negligence of the Issuer, any Independent Manager or the Indenture Trustee, as the case may be. Indemnification under this Section 5.03 shall survive resignation or removal of the Indenture Trustee or any Independent Manager and shall include reasonable out-of-pocket fees and expenses of investigation and litigation (including reasonable attorneys’ fees and expenses and reasonable fees, out-of-pocket expenses and costs incurred in connection with any action, claim or suit brought to enforce the Indenture Trustee’s right to indemnification).

Section 5.04 Effective Period and Termination. The Servicer’s appointment as custodian shall become effective as of the Closing Date and shall continue in full force and effect until terminated pursuant to this Section 5.04. If the Servicer shall resign as Servicer in accordance with the provisions of this Servicing Agreement or if all of the rights and obligations of the Servicer shall have been terminated under Section 7.01, the appointment of the Servicer as custodian shall be terminated effective as of the date on which the termination or resignation of the Servicer is effective. Additionally, if not sooner terminated as provided above, the Servicer’s obligations as custodian shall terminate one year and one day after the date on which no Securitization Bonds are Outstanding.

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ARTICLE VI

THE SERVICER

Section 6.01 Representations and Warranties of Servicer. The Servicer makes the following representations and warranties, as of the Closing Date, and as of such other dates as expressly provided in this Section 6.01, on which the Issuer and the Indenture Trustee are deemed to have relied in entering into this Servicing Agreement relating to the servicing of the Distribution Securitization Property and the Power Supply Securitization Property. The representations and warranties shall survive the execution and delivery of this Servicing Agreement, the sale of the Distribution Securitization Property and the Power Supply Securitization Property and the pledge thereof to the Indenture Trustee pursuant to the Indenture.

(a) Organization and Good Standing. The Servicer is duly organized, validly existing and is in good standing under the laws of the State of Michigan, with the requisite corporate power and authority to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted and to execute, deliver and carry out the terms of this Servicing Agreement and the Intercreditor Agreement, and had at all relevant times, and has, the requisite power, authority and legal right to service the Securitization Property and to hold the Securitization Property Records as custodian.

(b) Due Qualification. The Servicer is duly qualified to do business and is in good standing and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of property or the conduct of its business (including the servicing of the Securitization Property as required by this Servicing Agreement and the Intercreditor Agreement) shall require such qualifications, licenses or approvals (except where the failure to so qualify would not be reasonably likely to have a material adverse effect on the Servicer’s business, operations, assets, revenues or properties or to its servicing of the Securitization Property).

(c) Power and Authority. The execution, delivery and performance of the terms of this Servicing Agreement and the Intercreditor Agreement have been duly authorized by all necessary corporate action on the part of the Servicer under its organizational or governing documents and laws.

(d) Binding Obligation. Each of this Servicing Agreement and the Intercreditor Agreement constitutes a legal, valid and binding obligation of the Servicer enforceable against the Servicer in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other laws relating to or affecting creditors’ rights generally from time to time in effect and to general principles of equity (including concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding in equity or at law.

(e) No Violation. The consummation of the transactions contemplated by this Servicing Agreement and the Intercreditor Agreement and the fulfillment of the terms hereof and thereof do not and will not: (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time) a default under, the organizational documents of the Servicer or any indenture or other agreement or instrument to which the Servicer is a party or by which it or any of its properties is bound; (ii) result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, agreement or other instrument (other than any Lien that may be granted under the Basic Documents); or (iii) violate any existing law or any existing order, rule or regulation applicable to the Servicer of any Governmental Authority having jurisdiction over the Servicer or its properties.

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(f) No Proceedings. There are no proceedings pending and, to the Servicer’s knowledge, there are no proceedings threatened and, to the Servicer’s knowledge, there are no investigations pending or threatened, before any Governmental Authority having jurisdiction over the Servicer or its properties involving or relating to the Servicer or the Issuer or, to the Servicer’s knowledge, any other Person: (i) asserting the invalidity of this Servicing Agreement or the Intercreditor Agreement or any of the other Basic Documents, (ii) seeking to prevent the issuance of the Securitization Bonds or the consummation of any of the transactions contemplated by this Servicing Agreement or any of the other Basic Documents, (iii) seeking any determination or ruling that could reasonably be expected to materially and adversely affect the performance by the Servicer of its obligations under, or the validity or enforceability of, this Servicing Agreement, any of the other Basic Documents or the Securitization Bonds or (iv) seeking to adversely affect the U.S. federal income tax or state income or franchise tax classification of the Securitization Bonds as debt.

(g) Approvals. No governmental approval, authorization, consent, order or other action of, or filing with, any Governmental Authority is required in connection with the execution and delivery by the Servicer of this Servicing Agreement or the Intercreditor Agreement, the performance by the Servicer of the transactions contemplated hereby or thereby or the fulfillment by the Servicer of the terms hereof or thereof, except those that have been obtained or made, those that the Servicer is required to make in the future pursuant to Article IV and those that the Servicer may need to file in the future to continue the effectiveness of any financing statement filed under the applicable UCC.

(h) Reports and Certificates. Each report and certificate delivered in connection with any filing made to the Commission by the Servicer on behalf of the Issuer with respect to the Securitization Charges or True-Up Adjustments will constitute a representation and warranty by the Servicer that each such report or certificate, as the case may be, is true and correct in all material respects; provided, however, that, to the extent any such report or certificate is based in part upon or contains assumptions, forecasts or other predictions of future events, the representation and warranty of the Servicer with respect thereto will be limited to the representation and warranty that such assumptions, forecasts or other predictions of future events are reasonable based upon historical performance (and facts known to the Servicer on the date such report or certificate is delivered).

Section 6.02 Indemnities of Servicer; Release of Claims.

(a) The Servicer shall be liable in accordance herewith only to the extent of the obligations specifically undertaken by the Servicer under this Servicing Agreement.

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(b) The Servicer shall indemnify the Issuer, the Indenture Trustee (for itself and for the benefit of the Holders) and any Independent Manager, and each of their respective trustees, officers, directors, employees and agents (each, an “Indemnified Person”), for, and defend and hold harmless each such Person from and against, any and all Indemnified Losses imposed on, incurred by or asserted against any such Person as a result of (i) the Servicer’s willful misconduct, bad faith or gross negligence in the performance of, or reckless disregard of, its duties or observance of its covenants under the Servicing Agreement or the Intercreditor Agreement, (ii) the Servicer’s material breach of any of its representations or warranties that results in a Servicer Default under this Servicing Agreement or the Intercreditor Agreement; or (iii) any litigation or related expenses relating to the Servicer’s status or obligations as Servicer (other than any proceeding the Servicer is required to institute under this Servicing Agreement), except to the extent of Indemnified Losses either resulting from the willful misconduct, bad faith or gross negligence of such Person seeking indemnification hereunder or resulting from a breach of a representation or warranty made by such Person seeking indemnification hereunder in any of the Basic Documents that gives rise to the Servicer’s breach.

(c) For purposes of Section 6.02(b), in the event of the termination of the rights and obligations of DTE Electric (or any successor thereto pursuant to Section 6.03) as Servicer pursuant to Section 7.01, or a resignation by such Servicer pursuant to this Servicing Agreement, such Servicer shall be deemed to be the Servicer pending appointment of a Successor Servicer pursuant to Section 7.02.

(d) Indemnification under this Section 6.02 shall survive any repeal of, modification of, or supplement to, or judicial invalidation of, the Statute or the Financing Order and shall survive the resignation or removal of the Indenture Trustee or any Independent Manager or the termination of this Servicing Agreement and shall include reasonable out-of-pocket fees and expenses of investigation and litigation (including reasonable attorneys’ fees and expenses and the reasonable fees, out-of-pocket expenses and costs incurred in connection with any action, claim or suit brought to enforce the Indenture Trustee’s right to indemnification).

(e) Except to the extent expressly provided in this Servicing Agreement or the other Basic Documents (including the Servicer’s claims with respect to the Servicing Fee, reimbursement for any Excess Remittance, reimbursement for costs incurred pursuant to Section 5.02(d) and the payment of the purchase price of Securitization Property), the Servicer hereby releases and discharges the Issuer, any Independent Manager and the Indenture Trustee, and each of their respective officers, directors and agents (collectively, the “Released Parties”), from any and all actions, claims and demands whatsoever, whenever arising, which the Servicer, in its capacity as Servicer or otherwise, shall or may have against any such Person relating to the Securitization Property or the Servicer’s activities with respect thereto, other than any actions, claims and demands arising out of the willful misconduct, bad faith or gross negligence of the Released Parties.

(f) The Servicer shall not be required to indemnify an Indemnified Person for any amount paid or payable by such Indemnified Person in the settlement of any action, proceeding or investigation without the written consent of the Servicer, which consent shall not be unreasonably withheld.

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(g) Promptly after receipt by an Indemnified Person of notice (or, in the case of the Indenture Trustee, receipt of notice by a Responsible Officer only) of the commencement of any action, proceeding or investigation, such Indemnified Person shall, if a claim in respect thereof is to be made against the Servicer under this Section 6.02, notify the Servicer in writing of the commencement thereof. Failure by an Indemnified Person to so notify the Servicer shall relieve the Servicer from the obligation to indemnify and hold harmless such Indemnified Person under this Section 6.02 only to the extent that the Servicer suffers actual prejudice as a result of such failure. With respect to any action, proceeding or investigation brought by a third party for which indemnification may be sought under this Section 6.02, the Servicer shall be entitled to conduct and control, at its expense and with counsel of its choosing that is reasonably satisfactory to such Indemnified Person, the defense of any such action, proceeding or investigation (in which case the Servicer shall not thereafter be responsible for the fees and expenses of any separate counsel retained by the Indemnified Person except as set forth below); provided, that the Indemnified Person shall have the right to participate in such action, proceeding or investigation through counsel chosen by it and at its own expense. Notwithstanding the Servicer’s election to assume the defense of any action, proceeding or investigation, the Indemnified Person shall have the right to employ separate counsel (including local counsel), and the Servicer shall bear the reasonable fees, costs and expenses of such separate counsel, if (i) the defendants in any such action include both the Indemnified Person and the Servicer and the Indemnified Person shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to the Servicer, (ii) the Servicer shall not have employed counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person within a reasonable time after notice of the institution of such action, (iii) the Servicer shall authorize the Indemnified Person to employ separate counsel at the expense of the Servicer or (iv) in the case of the Indenture Trustee, such action exposes the Indenture Trustee to a material risk of criminal liability or forfeiture or a Servicer Default has occurred and is continuing. Notwithstanding the foregoing, the Servicer shall not be obligated to pay for the fees, costs and expenses of more than one separate counsel for the Indemnified Persons other than one local counsel, if appropriate. The Servicer will not, without the prior written consent of the Indemnified Person, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought under this Section 6.02 (whether or not the Indemnified Person is an actual or potential party to such claim or action) unless such settlement, compromise or consent includes an unconditional release of the Indemnified Person from all liability arising out of such claim, action, suit or proceeding.

Section 6.03 Binding Effect of Servicing Obligations. The obligations to continue to provide service and to collect and account for each of the Securitization Charges will be binding upon the Servicer and any Successor Servicer and any other entity that provides distribution services to a Person that is a Michigan customer of DTE Electric or any Successor Servicer so long as the Distribution Securitization Charges and the Power Supply Securitization Charges have not been fully collected and posted. Any Person (a) into which the Servicer may be merged, converted or consolidated and which is a Permitted Successor, (b) that may result from any merger, conversion or consolidation to which the Servicer shall be a party and which is a Permitted Successor, (c) that may succeed to the properties and assets of the Servicer substantially as a whole and which is a Permitted Successor, (d) which results from the division of the Servicer into two or more Persons and which is a Permitted Successor, or (e) which otherwise is a Permitted Successor, which Person in any of the foregoing cases executes an agreement of assumption to perform all of the obligations of the Servicer hereunder, shall be the successor to the Servicer under this Servicing Agreement without further act on the part of any of the parties to this Servicing Agreement; provided, however, that (i) immediately after giving effect to such transaction, no representation

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or warranty made pursuant to Section 6.01 shall have been breached and no Servicer Default and no event which, after notice or lapse of time, or both, would become a Servicer Default shall have occurred and be continuing, (ii) the Servicer shall have delivered to the Issuer, the Indenture Trustee and the Rating Agencies an Officer’s Certificate and an Opinion of Counsel from external counsel stating that such consolidation, conversion, merger, division or succession and such agreement of assumption complies with this Section 6.03 and that all conditions precedent, if any, provided for in this Servicing Agreement relating to such transaction have been complied with, (iii) the Servicer shall have delivered to the Issuer, the Indenture Trustee and the Rating Agencies an Opinion of Counsel from external counsel of the Servicer either (A) stating that, in the opinion of such counsel, all filings to be made by the Servicer, including filings with the Commission pursuant to the Statute and the applicable UCC, have been executed and filed and are in full force and effect that are necessary to fully preserve, perfect and maintain the priority of the interests of the Issuer and the Liens of the Indenture Trustee in the Distribution Securitization Property and the Power Supply Securitization Property and reciting the details of such filings or (B) stating that, in the opinion of such counsel, no such action shall be necessary to maintain such interests, (iv) any applicable requirements of the Intercreditor Agreement have been satisfied; (v) the Servicer shall have delivered to the Issuer, the Indenture Trustee and the Rating Agencies an Opinion of Counsel from independent tax counsel stating that, for U.S. federal income tax purposes, such consolidation, conversion, merger, division or succession and such agreement of assumption will not result in a material adverse U.S. federal income tax consequence to the Issuer or the Holders of Securitization Bonds and (vi) the Servicer shall have given the Rating Agencies prior written notice of such transaction. When any Person (or more than one Person) acquires the properties and assets of the Servicer substantially as a whole or otherwise becomes the successor, by merger, division, conversion, consolidation, sale, transfer, lease or otherwise, to all or substantially all the assets of the retail electric distribution business of the Servicer in accordance with the terms of this Section 6.03, then, upon satisfaction of all of the other conditions of this Section 6.03, the preceding Servicer shall automatically and without further notice be released from all its obligations hereunder.

Section 6.04 Limitation on Liability of Servicer and Others.

(a) Except as otherwise provided under this Servicing Agreement, neither the Servicer nor any of the directors, officers, employees or agents of the Servicer shall be liable to the Issuer or any other Person for any action taken or for refraining from the taking of any action pursuant to this Servicing Agreement or for good faith errors in judgment; provided, however, that this provision shall not protect the Servicer or any such Person against any liability that would otherwise be imposed by reason of gross negligence, recklessness or willful misconduct in the performance of duties or by reason of reckless disregard of obligations and duties under this Servicing Agreement or the Intercreditor Agreement. The Servicer and any director, officer, employee or agent of the Servicer may rely in good faith on the advice of counsel or on any document of any kind, prima facie properly executed and submitted by any Person, respecting any matters arising under this Servicing Agreement.

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(b) Except as provided in this Servicing Agreement, including but not limited to Section 5.02(d) and Section 5.02(e), the Servicer shall not be under any obligation to appear in, prosecute or defend any legal action relating to the Securitization Property that is not directly related to one of the Servicer’s enumerated duties in this Servicing Agreement or related to its obligation to pay indemnification, and that in its reasonable opinion may cause it to incur any expense or liability; provided, however, that the Servicer may, in respect of any Proceeding, undertake any action that is not specifically identified in this Servicing Agreement as a duty of the Servicer but that the Servicer reasonably determines is necessary or desirable in order to protect the rights and duties of the Issuer or the Indenture Trustee under this Servicing Agreement and the interests of the Holders and Customers under this Servicing Agreement.

Section 6.05 DTE Electric Not to Resign as Servicer. Subject to the provisions of Section 6.03, DTE Electric, or any Successor, shall not resign from the obligations and duties hereby imposed on it as Servicer under this Servicing Agreement except upon either (a) a determination by DTE Electric that the performance of its duties under this Servicing Agreement shall no longer be permissible under applicable law, or (b) satisfaction of the Rating Agency Condition. Notice of any such determination permitting the resignation of DTE Electric or any Successor shall be communicated to the Issuer, the Commission, the Indenture Trustee and each Rating Agency at the earliest practicable time (and, if such communication is not in writing, shall be confirmed in writing at the earliest practicable time), and any such determination shall be evidenced by an Opinion of Counsel to such effect delivered to the Issuer, the Commission and the Indenture Trustee concurrently with or promptly after such notice. No such resignation shall become effective until a Successor Servicer shall have assumed the responsibilities and obligations of DTE Electric in accordance with Section 7.02.

Section 6.06 Servicing Compensation.

(a) In consideration for its services hereunder, the Servicer shall receive an annual fee (the “Servicing Fee”) in an amount equal to (i) 0.05% of the aggregate initial principal amount of all Securitization Bonds for so long as DTE Electric or an Affiliate of DTE Electric is the Servicer or (ii) if DTE Electric or any of its Affiliates is not the Servicer, the annual Servicing Fee shall not exceed 0.75% of the aggregate initial principal amount of all Securitization Bonds. The Servicing Fee owing shall be calculated based on the initial principal amount of the Securitization Bonds and shall be paid semi-annually, with half of the Servicing Fee being paid on each Payment Date, except for the amount of the Servicing Fee to be paid on the first Payment Date in which the Servicing Fee then due will be calculated based on the number of days that this Servicing Agreement has been in effect. The Servicer also shall be entitled to retain as additional compensation (i) any interest earnings on Securitization Charge Collections received by the Servicer and invested by the Servicer during each Billing Period prior to remittance to each Collection Account, and (ii) all late payment charges, if any, collected from Customers to the extent consistent with the Tariff; provided, however, that, if the Servicer has failed to remit the Daily Remittance to the General Subaccount of each Collection Account on the Servicer Business Day that such payment is to be made pursuant to Section 6.11 on more than three occasions during the period that the Securitization Bonds are outstanding, then thereafter the Servicer will be required to pay to the Indenture Trustee interest accrued at the Federal Funds Rate from the Servicer Business Day on which such Daily Remittance was required to be made to the date that such Daily Remittance is actually made. In addition, the Servicer shall be entitled to be reimbursed by the Issuer for Reimbursable Expenses. It is expressly acknowledged that the payment of fees to the Rating Agencies shall be at the expense of the Issuer and that, if the Servicer advances such payments to the Rating Agencies, the Issuer shall reimburse the Servicer for any such advances.

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(b) The Servicing Fee set forth in Section 6.06(a) shall be paid to the Servicer by the Indenture Trustee, on each Payment Date in accordance with the priorities set forth in Section 8.02(e) of the Indenture, by wire transfer of immediately available funds from the Payment Account to an account designated by the Servicer. Any portion of the Servicing Fee not paid on any such date shall be added to the Servicing Fee payable on the subsequent Payment Date. In no event shall the Indenture Trustee be liable for the payment of any Servicing Fee or other amounts specified in this Section 6.06; provided, that this Section 6.06 does not relieve the Indenture Trustee of any duties it has to allocate funds for payment for such fees under Section 8.02 of the Indenture.

(c) Except as expressly provided elsewhere in this Servicing Agreement, the Servicer shall be required to pay from its own account expenses incurred by the Servicer (but for the avoidance of doubt, excluding any such expenses incurred by DTE Electric in its capacity as Administrator) in connection with its activities hereunder (including any fees to and disbursements by its accountants or counsel or any other Person, any taxes imposed on the Servicer and any expenses incurred in connection with reports to Holders) out of the compensation retained by or paid to it pursuant to this Section 6.06, and the Servicer shall not be entitled to any extra payment or reimbursement therefor.

(d) The foregoing Servicing Fee constitutes a fair and reasonable compensation for the obligations to be performed by the Servicer. Such Servicing Fee shall be determined without regard to the income of the Issuer, shall not be deemed to constitute distributions to the recipient of any profit, loss or capital of the Issuer and shall be considered a fixed Operating Expense of the Issuer subject to the limitations on such expenses set forth in the Financing Order.

Section 6.07 Compliance with Applicable Law. The Servicer covenants and agrees, in servicing the Securitization Property, to comply in all material respects with all laws applicable to, and binding upon, the Servicer and relating to the Securitization Property, the noncompliance with which would have a material adverse effect on the value of the Securitization Property; provided, however, that the foregoing is not intended to, and shall not, impose any liability on the Servicer for noncompliance with any Requirements of Law that the Servicer is contesting in good faith in accordance with its customary standards and procedures.

Section 6.08 Access to Certain Records and Information Regarding Securitization Property. The Servicer shall provide to the Indenture Trustee access to the Securitization Property Records as is reasonably required for the Indenture Trustee to perform its duties and obligations under the Indenture and the other Basic Documents, and shall provide access to such records to the Holders as required by applicable law. Access shall be afforded without charge, but only upon reasonable request and during normal business hours at the offices of the Servicer. Nothing in this Section 6.08 shall affect the obligation of the Servicer to observe any applicable law (including any Commission Regulation) prohibiting disclosure of information regarding Customers, and the failure of the Servicer to provide access to such information as a result of such obligation shall not constitute a breach of this Section 6.08.

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Section 6.09 Appointments. The Servicer may at any time appoint any Person to perform all or any portion of its obligations as Servicer hereunder, including a collection agent acting pursuant to the Intercreditor Agreement; provided, however, that, unless such Person is an Affiliate of DTE Electric, the Rating Agency Condition shall have been satisfied in connection therewith; provided, further, that the Servicer shall remain obligated and be liable under this Servicing Agreement for the servicing and administering of the Securitization Property in accordance with the provisions hereof without diminution of such obligation and liability by virtue of the appointment of such Person and to the same extent and under the same terms and conditions as if the Servicer alone were servicing and administering the Securitization Property. The fees and expenses of any such Person shall be as agreed between the Servicer and such Person from time to time, and none of the Issuer, the Indenture Trustee, the Holders or any other Person shall have any responsibility therefor or right or claim thereto. Any such appointment shall not constitute a Servicer resignation under Section 6.05.

Section 6.10 No Servicer Advances. The Servicer shall not make any advances of interest on or principal of the Securitization Bonds.

Section 6.11 Remittances.

(a) On each Servicer Business Day, commencing (i) for purposes of Securitization Charges deemed collected from residential Customers, the Weighted Average Days Outstanding (Residential) after each of the Securitization Charges are first billed to residential Customers and (ii) for purposes of Securitization Charges deemed collected from all other Customers, the Weighted Average Days Outstanding (Commercial) after each of the Securitization Charges are first billed to such other Customers, each in accordance with the terms of the Financing Order, the Servicer shall calculate and remit within two Servicer Business Days after deemed receipt to the General Subaccount of the appropriate Collection Account an amount equal to the total Estimated Distribution Securitization Charge Collections or Estimated Power Supply Securitization Charge Collections deemed to have been received by the Servicer on such Servicer Business Day (the “Daily Remittance Amount”), which Daily Remittance Amount shall be calculated according to the procedures set forth in Annex I. Prior to each remittance to the General Subaccount of the applicable Collection Account pursuant to this Section 6.11, the Servicer shall provide written notice (which may be via electronic means, including electronic mail) to the Indenture Trustee of each such remittance (including the exact dollar amount to be remitted). The Servicer shall also, promptly upon receipt, remit to the appropriate Collection Account any other proceeds of the Securitization Bond Collateral which it may receive from time to time.

(b) The Servicer agrees and acknowledges that it holds all Distribution Securitization Charge Collections or Power Supply Securitization Charge Collections collected by it and any other proceeds for the Securitization Bond Collateral received by it for the benefit of the Indenture Trustee and the Holders and that all such amounts will be remitted by the Servicer in accordance with this Section 6.11 without any surcharge, fee, offset, charge or other deduction except (i) as set forth in clause (c) below and (ii) for late fees and investment earnings permitted by Section 6.06. The Servicer further agrees not to make any claim to reduce its obligation to remit all Distribution Securitization Charge Collections or Power Supply Securitization Charge Collections collected by it in accordance with this Servicing Agreement except (i) as set forth in clause (c) below and (ii) for late fees and investment earnings permitted by Section 6.06.

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(c) Not less than semi-annually (except in the case of the period prior to the first Payment Date, which may be longer than six months), but in no event more than sixty (60) days after each Payment Date, the Servicer shall calculate the amount of any Remittance Shortfall or Excess Remittance attributable to the prior Reconciliation Period and (A) if a Remittance Shortfall exists, the Servicer shall make a supplemental remittance to the General Subaccount of the appropriate Collection Account within two (2) Servicer Business Days following such calculation in the amount of such Remittance Shortfall, or (B) if an Excess Remittance exists, the Servicer may reduce the amount of each Daily Remittance Amount to be made to the General Subaccount of the appropriate Collection Account on succeeding Servicer Business Days in an amount equal to the amount of such Excess Remittance until the balance of such Excess Remittance has been reduced to zero. The Servicer shall deliver a written report setting forth in reasonable detail the calculation of any Excess Remittance or Remittance Shortfall to the Issuer, the Indenture Trustee and the Rating Agencies.

(d) Unless otherwise directed to do so by the Issuer, the Servicer shall be responsible for selecting Eligible Investments in which the funds in the Accounts shall be invested pursuant to the Indenture (including Section 8.03 thereof).

Section 6.12 Maintenance of Operations. Subject to Section 6.03, DTE Electric agrees to continue, unless prevented by circumstances beyond its control, to operate its electric distribution system to provide service so long as it is acting as the Servicer under this Servicing Agreement.

ARTICLE VII

DEFAULT

Section 7.01 Servicer Default. If any one or more of the following events (a “Servicer Default”) shall occur and be continuing:

(a) any failure by the Servicer to remit to the appropriate Collection Account on behalf of the Issuer any required remittance that shall continue unremedied for a period of five (5) Business Days after written notice of such failure is received by the Servicer from the Issuer or the Indenture Trustee or after discovery of such failure by a Responsible Officer of the Servicer;

(b) any failure on the part of the Servicer or, so long as the Servicer is DTE Electric or an Affiliate thereof, any failure on the part of DTE Electric, as the case may be, duly to observe or to perform in any material respect any covenants or agreements of the Servicer or DTE Electric, as the case may be, set forth in this Servicing Agreement (other than as provided in Section 7.01(a) or Section 7.01(c)) or any other Basic Document to which it is a party, which failure shall (i) materially and adversely affect the rights of the Holders and (ii) continue unremedied for a period of sixty (60) days after the date on which (A) written notice of such failure, requiring the same to be remedied, shall have been given to the Servicer or DTE Electric (or an Affiliate of DTE Electric, acting as Successor Servicer), as the case may be, by the Issuer (with a copy to the Indenture Trustee) or to the Servicer or DTE Electric, as the case may be, by the Indenture Trustee or (B) such failure is discovered by a Responsible Officer of the Servicer;

(c) any failure by the Servicer duly to perform its obligations under Section 4.01(b) of this Servicing Agreement in the time and manner set forth therein, which failure continues unremedied for a period of five (5) Business Days;

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(d) any representation or warranty made by the Servicer in this Servicing Agreement or any other Basic Document shall prove to have been incorrect in a material respect when made, which has a material adverse effect on the Holders and which material adverse effect continues unremedied for a period of sixty (60) days after the date on which (i) written notice thereof, requiring the same to be remedied, shall have been delivered to the Servicer (with a copy to the Indenture Trustee) by the Issuer or the Indenture Trustee or (ii) such failure is discovered by a Responsible Officer of the Servicer; or

(e) an Insolvency Event occurs with respect to the Servicer or DTE Electric;

then, and in each and every case, so long as the Servicer Default shall not have been remedied, either the Indenture Trustee may, or shall subject to the terms of the Intercreditor Agreement and upon the written direction of Holders evidencing a majority of the Outstanding Amount of the Securitization Bonds, by notice then given in writing to the Servicer (and to the Indenture Trustee if given by the Holders) (a “Termination Notice”), terminate all the rights and obligations (other than the obligations set forth in Section 6.02 and the obligation under Section 7.02 to continue performing its functions as Servicer until a Successor Servicer is appointed) of the Servicer under this Servicing Agreement and under the Intercreditor Agreement. In addition, upon a Servicer Default described in Section 7.01(a), the Holders and the Indenture Trustee as financing parties under the Statute (or any of their representatives) shall be entitled to apply to the Commission or a court of appropriate jurisdiction for an order for sequestration and payment of revenues arising with respect to the Securitization Property. On or after the receipt by the Servicer of a Termination Notice, all authority and power of the Servicer under this Servicing Agreement, whether with respect to the Securitization Bonds, the Securitization Property, the Securitization Charges or otherwise, shall, without further action, pass to and be vested in such Successor Servicer as may be appointed under Section 7.02; and, without limitation, the Indenture Trustee is hereby authorized and empowered to execute and deliver, on behalf of the predecessor Servicer, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such Termination Notice, whether to complete the transfer of the Securitization Property Records and related documents, or otherwise. The predecessor Servicer shall cooperate with the Successor Servicer, the Issuer and the Indenture Trustee in effecting the termination of the responsibilities and rights of the predecessor Servicer under this Servicing Agreement, including the transfer to the Successor Servicer for administration by it of all Securitization Property Records and all cash amounts that shall at the time be held by the predecessor Servicer for remittance, or shall thereafter be received by it with respect to the Securitization Property or the Securitization Charges. As soon as practicable after receipt by the Servicer of such Termination Notice, the Servicer shall deliver the Securitization Property Records to the successor Servicer. In case a Successor Servicer is appointed as a result of a Servicer Default, all reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with transferring the Securitization Property Records to the Successor Servicer and amending this Servicing Agreement and the Intercreditor Agreement to reflect such succession as Servicer pursuant to this Section 7.01 shall be paid by the predecessor Servicer upon presentation of reasonable documentation of such costs and expenses. Termination of DTE Electric as Servicer shall not terminate DTE Electric’s rights or obligations under the Sale Agreement (except rights thereunder deriving from its rights as the Servicer hereunder).

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Section 7.02 Appointment of Successor Servicer.

(a) Upon the Servicer’s receipt of a Termination Notice pursuant to Section 7.01 or the Servicer’s resignation or removal in accordance with the terms of this Servicing Agreement, the predecessor Servicer shall continue to perform its functions as Servicer under this Servicing Agreement, and shall be entitled to receive the requisite portion of the Servicing Fee, until a Successor Servicer shall have assumed in writing the obligations of the Servicer hereunder as described below. In the event of the Servicer’s removal or resignation hereunder, the Indenture Trustee at the written direction and with the consent of the Holders of a majority of the Outstanding Amount of the Securitization Bonds, shall, subject to the terms of the Intercreditor Agreement, appoint a Successor Servicer with the Issuer’s prior written consent thereto (which consent shall not be unreasonably withheld), and the Successor Servicer shall accept its appointment by a written assumption in form reasonably acceptable to the Issuer and the Indenture Trustee and provide prompt written notice of such assumption to the Issuer and the Rating Agencies. If, within thirty (30) days after the delivery of the Termination Notice, a new Servicer shall not have been appointed, the Indenture Trustee will, at the direction of the Holders of a majority of the Outstanding Amount of the Securitization Bonds, petition the Commission or a court of competent jurisdiction to appoint a Successor Servicer under this Servicing Agreement. A Person shall qualify as a Successor Servicer only if (i) such Person is permitted under Commission Regulations to perform the duties of the Servicer, (ii) the Rating Agency Condition shall have been satisfied, (iii) such Person enters into a servicing agreement with the Issuer having substantially the same provisions as this Servicing Agreement and (iv) such Person agrees to perform the obligations of the Servicer under the Intercreditor Agreement. In no event shall the Indenture Trustee be liable for its appointment of a Successor Servicer. The Indenture Trustee’s expenses incurred under this Section 7.02(a) shall be at the sole expense of the Issuer and payable in proportional amounts from each Collection Account as provided in Section 8.02 of the Indenture.

(b) Upon appointment, the Successor Servicer, subject to the terms and conditions of the Intercreditor Agreement, shall be the successor in all respects to the predecessor Servicer and shall be subject to all the responsibilities, duties and liabilities arising thereafter placed on the predecessor Servicer and shall be entitled to the Servicing Fee and all the rights granted to the predecessor Servicer by the terms and provisions of this Servicing Agreement.

Section 7.03 Waiver of Past Defaults. The Holders evidencing a majority of the Outstanding Amount of the Securitization Bonds, may, on behalf of all Holders, direct the Indenture Trustee to waive in writing any default by the Servicer in the performance of its obligations hereunder and its consequences, except a default in making any required deposits to the appropriate Collection Account in accordance with this Servicing Agreement. Upon any such waiver of a past default, such default shall cease to exist, and any Servicer Default arising therefrom shall be deemed to have been remedied for every purpose of this Servicing Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereto. Promptly after the execution of any such waiver, the Servicer shall furnish copies of such waiver to each of the Rating Agencies.

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Section 7.04 Notice of Servicer Default. The Servicer shall deliver to the Issuer, the Indenture Trustee and the Rating Agencies, promptly after having obtained knowledge thereof, but in no event later than five (5) Business Days thereafter, written notice of any event which, with the giving of notice or lapse of time, or both, would become a Servicer Default under Section 7.01.

Section 7.05 Cooperation with Successor Servicer. The Servicer covenants and agrees with the Issuer that it will, on an ongoing basis, cooperate with the Successor Servicer and provide whatever information is, and take whatever actions are, reasonably necessary to assist the Successor Servicer in performing its obligations hereunder.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

Section 8.01 Amendment.

(a) This Servicing Agreement may be amended in writing by the Servicer and the Issuer with the prior written consent of the Indenture Trustee and the satisfaction of the Rating Agency Condition; provided, that any such amendment may not adversely affect the interest of any Holder in any material respect without the consent of the Holders of a majority of the Outstanding Amount. Promptly after the execution of any such amendment or consent, the Issuer shall furnish copies of such amendment or consent to each of the Rating Agencies.

In addition, this Servicing Agreement may be amended in writing by the Servicer and the Issuer with ten Business Days’ prior written notice given to the Rating Agencies and the prior written consent of the Indenture Trustee (which consent shall be given in reliance on an Opinion of Counsel and an Officer’s Certificate stating that such amendment is permitted or authorized under and adopted in accordance with the provisions of this Servicing Agreement and that all conditions precedent have been satisfied, upon which the Indenture Trustee may conclusively rely), but without the consent of any of the Holders, (i) to cure any ambiguity, to correct or supplement any provisions in this Servicing Agreement or for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions in this Servicing Agreement or of modifying in any manner the rights of the Holders; provided, however, that such action shall not, as evidenced by an Officer’s Certificate delivered to the Issuer and the Indenture Trustee, adversely affect in any material respect the interests of any Holder or (ii) to conform the provisions hereof to the description of this Servicing Agreement in the Prospectus. Promptly after the execution of any such amendment or consent, the Issuer shall furnish copies of such amendment or consent to each of the Rating Agencies.

Prior to the execution of any amendment to this Servicing Agreement, the Issuer and the Indenture Trustee shall be entitled to receive and conclusively rely upon an Opinion of Counsel of external counsel stating that such amendment is authorized or permitted by this Servicing Agreement and that all conditions precedent have been satisfied and upon the Opinion of Counsel from external counsel referred to in Section 3.01(c)(i). The Issuer and the Indenture Trustee may, but shall not be obligated to, enter into any such amendment which affects their own rights, duties, indemnities or immunities under this Servicing Agreement or otherwise.

(b) It shall not be necessary for the consent of Holders pursuant to this Section to approve the particular form of any proposed amendment or consent, but it shall be sufficient if such consent shall approve the substance thereof.

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(c) Any Opinion of Counsel may be based, insofar as it relates to factual matters (including financial and capital markets), upon a certificate or opinion of, or representations by, an officer or officers of the Servicer or the Issuer and other documents necessary and advisable in the judgment of counsel delivering such opinion.

Section 8.02 Maintenance of Accounts and Records.

(a) The Servicer shall maintain accounts and records as to the Securitization Property accurately and in accordance with its standard accounting procedures and in sufficient detail to permit reconciliation between Distribution Securitization Charge Collections and Power Supply Securitization Charge Collections received by the Servicer and the Estimated Distribution Securitization Charge Collections or Estimated Power Supply Securitization Charge Collections, as the case may be, from time to time deposited in the appropriate Collection Account.

(b) The Servicer shall permit the Indenture Trustee and its agents at any time during normal business hours, upon reasonable notice to the Servicer and to the extent it does not unreasonably interfere with the Servicer’s normal operations, to inspect, audit and make copies of and abstracts from the Servicer’s records regarding the Securitization Property and the Securitization Charges. Nothing in this Section 8.02(b) shall affect the obligation of the Servicer to observe any applicable law (including any Commission Regulations) prohibiting disclosure of information regarding Customers, and the failure of the Servicer to provide access to such information as a result of such obligation shall not constitute a breach of this Section 8.02(b).

Section 8.03 Notices. Unless otherwise specifically provided herein, any notice, report or other communication given hereunder shall be in writing and shall be effective (i) upon receipt when sent through the mails, registered or certified mail, return receipt requested, postage prepaid, with such receipt to be effective the date of delivery indicated on the return receipt, (ii) upon receipt when sent by an overnight courier, (iii) on the date personally delivered to an authorized officer of the party to which sent or (iv) on the date transmitted by electronic transmission (including email) with a confirmation of receipt in all cases, addressed as follows:

(a) in the case of the Servicer, to DTE Electric Company, at One Energy Plaza, Detroit, Michigan 48226-1221, Attention: Timothy J. Lepczyk, Assistant Treasurer; Telephone: (313) 235-4000;

(b) in the case of the Issuer, to DTE Electric Securitization Funding III LLC, at One Energy Plaza, Detroit, Michigan 48226-1221, Attention: Timothy J. Lepczyk, Assistant Treasurer, Telephone: (313) 235-4000;

(c) in the case of the Indenture Trustee, to the Corporate Trust Office;

(d) in the case of Moody’s, to Moody’s Investors Service, Inc., ABS/RMBS Monitoring Department, 24th Floor, 7 World Trade Center, 250 Greenwich Street, New York, New York 10007, Email: servicereports@moodys.com (all such notice to be delivered to Moody’s in writing by email) and solely for purposes of Rating Agency Condition communications: ABSCORMonitoring@moodys.com; and

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(e) in the case of S&P, to S&P Global Ratings, a division of S&P Global Inc., Structured Credit Surveillance, 55 Water Street, New York, New York 10041, Telephone: (212) 438-8991, Email: servicer_reports@spglobal.com (all such notices to be delivered to S&P in writing by email).

Each Person listed above may, by notice given in accordance herewith to the other Person or Persons listed above, designate any further or different address to which subsequent notices, reports and other communications shall be sent.

Section 8.04 Assignment. Notwithstanding anything to the contrary contained herein, except as provided in Section 6.03 and as provided in the provisions of this Servicing Agreement concerning the resignation of the Servicer, this Servicing Agreement may not be assigned by the Servicer. Any assignment of this Servicing Agreement is subject to satisfaction of any conditions set forth in the Intercreditor Agreement.

Section 8.05 Limitations on Rights of Others. The provisions of this Servicing Agreement are solely for the benefit of the Servicer and the Issuer and, to the extent provided herein or in the other Basic Documents, the Indenture Trustee and the Holders, and the other Persons expressly referred to herein, and such Persons shall have the right to enforce the relevant provisions of this Servicing Agreement. Nothing in this Servicing Agreement, whether express or implied, shall be construed to give to any other Person any legal or equitable right, remedy or claim in the Securitization Property or Securitization Bond Collateral or under or in respect of this Servicing Agreement or any covenants, conditions or provisions contained herein. Notwithstanding anything to the contrary contained herein, for the avoidance of doubt, any right, remedy or claim to which any Customer may be entitled pursuant to the Financing Order and to this Servicing Agreement may be asserted or exercised only by the Commission (or by its counsel in the name of the Commission) for the benefit of such Customer.

Section 8.06 Severability. Any provision of this Servicing Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remainder of such provision (if any) or the remaining provisions hereof (unless such a construction shall be unreasonable), and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 8.07 Separate Counterparts. This Servicing Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. The parties hereto agree that this Servicing Agreement may be electronically signed, that any digital or electronic signatures (including pdf, facsimile or electronically imaged signatures provided by AdobeSign, DocuSign, Diligent Board or any other digital signature provider as specified and agreed upon in writing to the other parties) appearing on this Servicing Agreement are the same as handwritten signatures for the purposes of validity, enforceability and admissibility, and that delivery of any such electronic signature to, or a signed copy of, this Servicing Agreement may be made by email or other electronic transmission.

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Section 8.08 Headings. The headings of the various Articles and Sections herein are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

Section 8.09 GOVERNING LAW. THIS SERVICING AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MICHIGAN, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

Section 8.10 Assignment to Indenture Trustee. The Servicer hereby acknowledges and consents to any mortgage, pledge, assignment and grant of a security interest by the Issuer to the Indenture Trustee for the benefit of the Secured Parties pursuant to the Indenture of any or all of the Issuer’s rights hereunder. In no event shall the Indenture Trustee have any liability for the representations, warranties, covenants, agreements or other obligations of the Issuer hereunder or in any of the certificates delivered pursuant hereto, as to all of which any recourse shall be had solely to the assets of the Issuer subject to the availability of funds therefor under Section 8.02 of the Indenture.

Section 8.11 Nonpetition Covenants. Notwithstanding any prior termination of this Servicing Agreement or the Indenture, the Servicer shall not, prior to the date which is one year and one day after the satisfaction and discharge of the Indenture, acquiesce, petition or otherwise invoke or cause the Issuer to invoke or join with any Person in provoking the process of any Governmental Authority for the purpose of commencing or sustaining an involuntary case against the Issuer under any U.S. federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Issuer for any substantial part of the property of the Issuer or ordering the dissolution, winding up or liquidation of the affairs of the Issuer.

Section 8.12 Limitation of Liability. It is expressly understood and agreed by the parties hereto that this Servicing Agreement is executed and delivered by the Indenture Trustee, not individually or personally but solely as Indenture Trustee in the exercise of the powers and authority conferred and vested in it, and that the Indenture Trustee, in acting hereunder, is entitled to all rights, benefits, protections, immunities and indemnities accorded to it under the Indenture.

Section 8.13 Rule 17g-5 Compliance. The Servicer agrees that any notice, report, request for satisfaction of the Rating Agency Condition, document or other information provided by the Servicer to any Rating Agency under this Servicing Agreement or any other Basic Document to which it is a party for the purpose of determining the initial credit rating of the Securitization Bonds or undertaking credit rating surveillance of the Securitization Bonds with any Rating Agency, or to satisfy the Rating Agency Condition, shall be substantially concurrently posted by the Servicer on the 17g-5 Website.

{SIGNATURE PAGE FOLLOWS}

31

IN WITNESS WHEREOF, the parties hereto have caused this Servicing Agreement to be duly executed by their respective officers as of the day and year first above written.

DTE ELECTRIC SECURITIZATION FUNDING III LLC, as Issuer

By:
Name: Timothy J. Lepczyk
Title: Secretary

DTE ELECTRIC COMPANY,
as Servicer

By:
Name: Timothy J. Lepczyk
Title: Assistant Treasurer

ACKNOWLEDGED AND ACCEPTED:

U.S. Bank Trust Company, National Association, not in its individual capacity, but solely in its capacity as Indenture Trustee

By:
Name:
Title:

Signature Page to Securitization Property Servicing Agreement

EXHIBIT A

FORM OF MONTHLY SERVICER’S CERTIFICATE

see attached

MONTHLY SERVICER’S CERTIFICATE

DTE ELECTRIC SECURITIZATION FUNDING III LLC

$[ ] Senior Secured Securitization Bonds, Series 2026A

Pursuant to Section 3.01(b) of the Securitization Property Servicing Agreement dated as of [Closing Date], 2026 by and between DTE Electric Company, as Servicer, and DTE Electric Securitization Funding III LLC, as Issuer (the “Servicing Agreement”), the Servicer does hereby certify as follows:

For the Monthly Period: {MONTH, YEAR}

Billings and Estimated Distribution Securitization Charge Collections and Remittances for Distribution Securitization Charges:

Customer Class	Distribution Securitization Charges Billed During Month	Estimated Collections During Month	Remittances to Indenture Trustee
Residential(1)
Commercial Secondary(2)
Primary(2)
Street Lighting(2)

Billings and Estimated Power Supply Securitization Charge Collections and Remittances for Power Supply Securitization Charges:

Customer Class	Power Supply Securitization Charges Billed During Month	Estimated Collections During Month	Remittances to Indenture Trustee
Residential(1)
Commercial Secondary(2)
Primary(2)
Street Lighting(2)

(1)	Based on estimated Weighted Average Days Outstanding (Residential) of { } days and estimated net charge-offs of { }% for the period of {Date} to {Date}.
(2)	Based on estimated Weighted Average Days Outstanding (Commercial) of { } days and estimated net charge-offs of { }% for the period of {Date} to {Date}.

A-1

Capitalized terms used but not defined in this Monthly Servicer’s Certificate have their respective meanings as set forth in the Servicing Agreement. References herein to certain sections and subsections are references to the respective sections or subsections of the Servicing Agreement.

Executed as of this { } day of {    } 20{ }.

DTE ELECTRIC COMPANY,
as Servicer

By:
Name:
Title:

CC:	DTE Electric Securitization Funding III LLC

A-2

EXHIBIT B

FORM OF SEMI-ANNUAL SERVICER’S CERTIFICATE

see attached

SEMI-ANNUAL SERVICER’S CERTIFICATE

Pursuant to Section 4.01(c)(ii) of the Securitization Property Servicing Agreement, dated as of [Closing Date], 2026 (the “Servicing Agreement”), by and between DTE ELECTRIC COMPANY, as servicer (the “Servicer”), and DTE ELECTRIC SECURITIZATION FUNDING III LLC, the Servicer does hereby certify, for the {    }, 20{ } Payment Date (the “Current Payment Date”), as follows:

Billing Periods: {    } to {    }

Payment Date: {    }, 20{ }

1.	Collections Allocable and Aggregate Amounts Available for the Current Payment Date for Distribution Securitization Property:

i. Remittances for the { } Billing Period	$	{ }
ii. Remittances for the { } Billing Period	$	{ }
iii. Remittances for the { } Billing Period	$	{ }
iv. Remittances for the { } Billing Period	$	{ }
v. Remittances for the { } Billing Period	$	{ }
vi. Remittances for the { } Billing Period	$	{ }
vii. {Reduced} Remittances resulting from reconciliation process in { }	$	{ }
viii. Investment Earnings on General Subaccount of Distribution Collection Account	$	{ }
ix Payment of Operating Expenses since prior Semi-Annual Servicer’s Certificate	$	{ }
x. General Subaccount of Distribution Collection Account Balance as of prior Payment Date	$	{ }
xi. General Subaccount of Distribution Collection Account Balance (sum of i through {x} above)	$	{ }
xii. Excess Funds Subaccount of Distribution Collection Account Balance as of prior Payment Date	$	{ }
xiii. Investment Earnings on Excess Funds Subaccount of Distribution Collection Account	$	{ }
xiv. Excess Funds Subaccount of Distribution Collection Account Balance (sum of {xii} through {xiii} above)	$	{ }
xv. Distribution Collection Account Balance (sum of {xi} and {xiv} above)	$	{ }

2.	Collections Allocable and Aggregate Amounts Available for the Current Payment Date for Power Supply Securitization Property:

i. Remittances for the { } Billing Period	$	{ }
ii. Remittances for the { } Billing Period	$	{ }
iii. Remittances for the { } Billing Period	$	{ }
iv. Remittances for the { } Billing Period	$	{ }
v. Remittances for the { } Billing Period	$	{ }
vi. Remittances for the { } Billing Period	$	{ }
vii. {Reduced} Remittances resulting from reconciliation process in { }	$	{ }
viii. Investment Earnings on General Subaccount of Power Supply Collection Account	$	{ }
ix. Payment of Operating Expenses since prior Semi-Annual Servicer’s Certificate	$	{ }
x. General Subaccount of Power Supply Collection Account Balance as of prior Payment Date	$	{ }
xi. General Subaccount of Power Supply Collection Account Balance (sum of i through {x} above)	$	{ }
xii. Excess Funds Subaccount of Power Supply Collection Account Balance as of prior Payment Date	$	{ }
xiii. Investment Earnings on Excess Funds Subaccount of Power Supply Collection Account	$	{ }
xiv. Excess Funds Subaccount of Power Supply Collection Account Balance (sum of {xii} through {xiii} above)	$	{ }
xv. Power Supply Collection Account Balance (sum of {xi} and {xiv} above)	$	{ }

3. Capital Account Balance:

i. Capital Account Balance as of prior Payment Date	$	{ }
ii. Contributions to Capital Account since prior Payment Date	$	{ }
iii. Investment Earnings on Capital Account	$	{ }
iv. Capital Account Balance (sum of {i} through {iii} above)	$	{ }

4.	Outstanding Amounts of as of prior Payment Date:

Aggregate Outstanding Amount of all Securitization Bonds in Tranche A-1	$	{ }
Aggregate Outstanding Amount of all Securitization Bonds in Tranche A-2	$	{ }

5.	Required Funding/Payments as of Current Payment Date:

Principal	Principal Due
Securitization Bonds in Tranche A-1	$ { }

Securitization Bonds in Tranche A-2	$ { }

Interest

	Interest Rate		Days in Interest Period(1)	Principal Balance		Interest Due
Securitization Bonds in Tranche A-1	{ }	%	{ }	$	{ }	$	{ }
Securitization Bonds in Tranche A-2	{ }	%	{ }	$	{ }	$	{ }

	Required Level		Funding Required
Capital Account	$	{ }	$	{ }

(1)	On 30/360 day basis for initial payment date; otherwise use one-half of annual rate.

6.	Allocation of Remittances as of Current Payment Date Pursuant to 8.02(e) of Indenture and in accordance with the Distribution Instructions:

i. Trustee Fees and Expenses; Indemnity Amounts[1]	$	{ }
ii. Servicing Fee	$	{ }
iii. Administration Fee and Independent Manager Fee	$	{ }
iv. Operating Expenses	$	{ }

Securitization Bonds	Aggregate	Per $1,000 of Original Principal Amount
v. Semi-Annual Interest (including any past-due for prior periods)		$
Interest Payment
Tranche A-1
Tranche A-2
vi. Principal Due and Payable as a Result of an Event of Default or on Final Maturity Date		$
Principal Payment
Tranche A-1
Tranche A-2
vii. Semi-Annual Principal		$
Principal Payment
Tranche A-1
Tranche A-2
viii. Other unpaid Operating Expenses[2]		$	{ }
ix. Funding of Capital Account (to required level)		$	{ }
x. Return on Invested Capital to DTE Electric		$	{ }
xi. Deposit to Excess Funds Subaccounts		$	{ }
xii. Released to Issuer upon Retirement of the Securitization Bonds
Released from Distribution Collection Account[3]		$	{ }
Released from Accounts[4]		$	{ }
xiii. Aggregate Remittances as of Current Payment Date		$	{ }

[1]	Indenture Trustee Expenses and Indemnity Amounts payable not to exceed $250,000 per annum.
[2]	Unpaid Indenture Trustee Expenses and Indemnity Amounts in excess of $250,000 per annum.
[3]	After Tranche A-1 has been Paid in Full.
[4]	After all Securitization Bonds and related Ongoing Other Qualified Costs have been Paid in Full.

7.	Outstanding Amount and each Collection Account Balance and Capital Account Balance as of Current Payment Date (after giving effect to payments to be made on such Payment Date):

i. Aggregate Outstanding Amount of all Securitization Bonds
Tranche A-1	$	{ }
Tranche A-2	$	{ }
ii. Excess Funds Subaccount Balance of Distribution Collection Account	$	{ }
iii. Excess Funds Subaccount Balance of Power Supply Collection Account	$	{ }
iv. Aggregate Distribution Collection Account Balance	$	{ }
v. Aggregate Power Supply Collection Account Balance	$	{ }
vi. Capital Account Balance	$	{ }

8.	Subaccount and Capital Account Withdrawals as of Current Payment Date (if applicable, pursuant to Section 8.02(e) of Indenture):

i. Excess Funds Subaccount of Distribution Collection Account	$	{ }
ii. Excess Funds Subaccount of Power Supply Collection Account	$	{ }
ii. Capital Account	$	{ }
iii. Total Withdrawals	$	{ }

9.	Shortfalls in Interest and Principal Payments as of Current Payment Date:

i. Semi-annual Interest
Interest Payment
Tranche A-1	$	{ }
Tranche A-2	$	{ }
ii. Semi-annual Principal
Principal Payment
Tranche A-1	$	{ }
Tranche A-2	$	{ }

10.	Shortfalls in Required Capital Level as of Current Payment Date:

i. Replenishment of the Capital Account	$	{ }	{ }
ii. Required Capital Level	$	{ }	{ }

11.	Payment of Return on Invested Capital as of Current Payment Date:

i. Return on Invested Capital	$	{ }

Capitalized terms used but not defined herein have their respective meanings as set forth in the Servicing Agreement. References herein to certain sections and subsections are references to the respective sections of the Servicing Agreement or the Indenture, as the context indicates.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Semi-Annual Servicer’s Certificate this {   } day of {     }, 20{   }.

DTE ELECTRIC COMPANY,
as Servicer

By:
Name:
Title:

B-1

EXHIBIT C

FORM OF REGULATION AB SERVICER CERTIFICATE

see attached

SERVICER CERTIFICATE

The undersigned hereby certifies that the undersigned is the duly elected and acting {    } of DTE ELECTRIC COMPANY, as servicer (the “Servicer”) under the Securitization Property Servicing Agreement dated as of [Closing Date], 2026 (the “Servicing Agreement”) by and between the Servicer and DTE ELECTRIC SECURITIZATION FUNDING III LLC, and further certifies that:

1. The undersigned is responsible for assessing the Servicer’s compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB (the “Servicing Criteria”).

2. With respect to each of the Servicing Criteria, the undersigned has made the following assessment of the Servicing Criteria in accordance with Item 1122(d) of Regulation AB, with such discussion regarding the performance of such Servicing Criteria during the fiscal year covered by the Sponsor’s annual report on Form 10-K:

Regulation AB Reference	Servicing Criteria	Assessment
General Servicing Considerations

1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	Applicable; assessment below.

1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	Not applicable; no servicing activities were outsourced.

1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for pool assets are maintained.	Not applicable; transaction agreements do not provide for a back-up servicer.

1122(d)(1)(iv)	A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.	Not applicable; transaction agreements do not require a fidelity bond or errors and omissions policy.

1122(d)(1)(v)	Aggregation of information, as applicable, is mathematically accurate and the information conveyed accurately reflects the information.	Applicable

Cash Collection and Administration

1122(d)(2)(i)	Payments on pool assets are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days of receipt, or such other number of days specified in the transaction agreements.	Applicable.

Regulation AB Reference	Servicing Criteria	Assessment
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	Applicable.

1122(d)(2)(iii)	Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.	Applicable; no advances by the Servicer are permitted under the transaction agreements, except for payments of certain indemnities.

1122(d)(2)(iv)	The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.	Applicable, but no current assessment is required since the related accounts are maintained by the Indenture Trustee.

1122(d)(2)(v)	Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) under the Exchange Act.	Applicable, but no current assessment required; all “custodial accounts” are maintained by the Indenture Trustee.

1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	Not applicable; all payments made by wire transfer.

1122(d)(2)(vii)	Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are: (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.	Applicable; assessment below.

Regulation AB Reference	Servicing Criteria	Assessment
Investor Remittances and Reporting

1122(d)(3)(i)	Reports to investors, including those to be filed with the SEC, are maintained in accordance with the transaction agreements and applicable SEC requirements. Specifically, such reports: (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the SEC as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of pool assets serviced by the servicer.	Applicable; assessment below.

1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	Not applicable; investor records maintained by the Indenture Trustee.

1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the servicer’s investor records, or such other number of days specified in the transaction agreements.	Applicable.

1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	Applicable; assessment below.

Pool Asset Administration

1122(d)(4)(i)	Collateral or security on pool assets is maintained as required by the transaction agreements or related pool asset documents.	Applicable; assessment below.

1122(d)(4)(ii)	Pool assets and related documents are safeguarded as required by the transaction agreements.	Applicable; assessment below.

1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	Not applicable; no removals or substitutions of Securitization Property are contemplated or allowed under the transaction documents.

Regulation AB Reference	Servicing Criteria	Assessment
1122(d)(4)(iv)	Payments on pool assets, including any payoffs, made in accordance with the related pool asset documents are posted to the servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related pool asset agreements.	Applicable; assessment below.

1122(d)(4)(v)	The servicer’s records regarding the pool assets agree with the servicer’s records with respect to an obligor’s unpaid principal balance.	Not applicable; underlying obligation (Securitization Charge) is not an interest-bearing instrument.

1122(d)(4)(vi)	Changes with respect to the terms or status of an obligor’s pool assets (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.	Applicable; Servicer actions governed by Michigan Public Service Commission regulations. Changes will be made in connection with the true-up procedures outlined in the Servicing Agreement and approved by the Michigan Public Service Commission.

1122(d)(4)(vii)	Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.	Applicable; limited assessment below. Servicer actions governed by Michigan Public Service Commission regulations.

Regulation AB Reference	Servicing Criteria	Assessment
1122(d)(4)(viii)	Records documenting collection efforts are maintained during the period a pool asset is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent pool assets, including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).

Applicable, but does not require assessment since no explicit documentation requirement with respect to delinquent accounts are imposed under the transaction agreements due to availability of “true-up” mechanism; and

any such documentation is maintained in accordance with applicable Michigan Public Service Commission rules and regulations.

1122(d)(4)(ix)	Adjustments to interest rates or rates of return for pool assets with variable rates are computed based on the related pool asset documents.	Not applicable; Securitization Charges are not interest-bearing instruments.

1122(d)(4)(x)	Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s pool asset documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable pool asset documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related pool assets, or such other number of days specified in the transaction agreements.	Not applicable.

1122(d)(4)(xi)	Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.	Not applicable; Servicer does not make payments on behalf of obligors.

1122(d)(4)(xii)	Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.	Not applicable; Servicer cannot make advances of its own funds on behalf of customers under the transaction agreements.

Regulation AB Reference	Servicing Criteria	Assessment
1122(d)(4)(xiii)	Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.	Not applicable; Servicer cannot make advances of its own funds on behalf of customers to pay principal or interest on the securitization bonds.

1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	Applicable; assessment below.

1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a) (1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.	Not applicable; no external enhancement is required under the transaction agreements.

3. To the best of the undersigned’s knowledge, based on such review, the Servicer is in compliance in all material respects with the applicable servicing criteria set forth above as of and for the period ended the end of the fiscal year covered by the Sponsor’s annual report on Form 10-K. {If not true, include description of any material instance of noncompliance.}

4. {    }, an independent registered public accounting firm, has issued an attestation report on the Servicer’s assessment of compliance with the applicable servicing criteria as of and for the period ended the end of the fiscal year covered by the Sponsor’s annual report on Form 10-K.

Capitalized terms used but not defined herein have their respective meanings as set forth in the Servicing Agreement.

Executed as of this {    } day of {    }, 20{ }.

DTE ELECTRIC COMPANY,
as Servicer

By:
Name:
Title:

EXHIBIT D

FORM OF CERTIFICATE OF COMPLIANCE

See attached

CERTIFICATE OF COMPLIANCE

The undersigned hereby certifies that the undersigned is the duly elected and acting {    } of DTE ELECTRIC COMPANY, as servicer (the “Servicer”) under the Securitization Property Servicing Agreement dated as of [Closing Date], 2026 (the “Servicing Agreement”) by and between the Servicer and DTE ELECTRIC SECURITIZATION FUNDING III LLC, and further certifies that:

1. A review of the activities of the Servicer and of its performance under the Servicing Agreement during the twelve months ended {    }, 20{ } has been made under the supervision of the undersigned pursuant to Section 3.03 of the Servicing Agreement.

2. To the undersigned’s knowledge, based on such review, the Servicer has fulfilled all of its obligations in all material respects under the Servicing Agreement throughout the twelve months ended {    }, 20{    }, except as set forth on EXHIBIT A hereto.

Executed as of this { } day of {    }, 20{ }.

DTE ELECTRIC COMPANY,
as Servicer

By:
Name:
Title:

D-1

EXHIBIT A

TO

CERTIFICATE OF COMPLIANCE

LIST OF SERVICER DEFAULTS

The following Servicer Defaults, or events that with the giving of notice, the lapse of time, or both, would become Servicer Defaults, known to the undersigned occurred during the twelve months ended {    }, 20{ }:

Nature of Default	Status
{ }	{ }

D-2

EXHIBIT E

EXPECTED AMORTIZATION SCHEDULE

See Attached

EXPECTED AMORTIZATION SCHEDULE

Outstanding Principal Balance Per Tranche

Payment Date	Tranche A-1	Tranche A-2
Closing Date

E-1

EXHIBIT F

SCHEDULED PRINCIPAL CONTRIBUTION OBLIGATION BALANCE SCHEDULE

SEE ATTACHED

SCHEDULED PRINCIPAL CONTRIBUTION OBLIGATION BALANCE SCHEDULE

Payment Date	Tranche A-1			Tranche A-2
	Distribution	Power Supply	Total	Power Supply

Total Payments

F-1

EXHIBIT G

RECONCILIATION CERTIFICATE

Dated as of { }, 20{ }

Reference is hereby made to the Securitization Property Servicing Agreement, dated as of [Closing Date], 2026 (the “Servicing Agreement”), between DTE Electric Company, a Michigan corporation, as Servicer (the “Servicer”), and DTE Electric Securitization Funding III LLC, a Delaware limited liability company, as Issuer (the “Issuer”). Capitalized terms used but not defined herein shall have the respective meanings specified in the Servicing Agreement.

Pursuant to Section 4.01(c)(iv) of the Servicing Agreement the Servicer does hereby certify as follows:

Reconciliation Period: {Applicable Period}

	a. Estimated Distribution Securitization Charge Collections Remitted Total ($)	b. Actual Distribution Securitization Charge Collections Received ($)	c. (Remittance Shortfall) or Excess Remittance for this Reconciliation Period ($)[1]
Total

i. If (a>b), (c) equals net amount the Servicer may offset from future Daily Remittances to the Distribution Collection Account:

ii. If (b>a), (c) equals net amount due from the Servicer to the General Subaccount of the Distribution Collection Account:

	a. Estimated Power Supply Securitization Charge Collections Remitted Total ($)	b. Actual Power Supply Securitization Charge Collections Received ($)	c. (Remittance Shortfall) or Excess Remittance for this Reconciliation Period ($)[1]
Total

i. If (a>b), (c) equals net amount the Servicer may offset from future Daily Remittances to the Power Supply Collection Account:

ii. If (b>a), (c) equals net amount due from the Servicer to the General Subaccount of the Power Supply Collection Account:

Inputs for Reconciliation Period

a.	Weighted Average Days Outstanding

(Commercial):

b.	Weighted Average Days Outstanding

(Residential):

c.	Net Charge-offs:

[Signature Page Follows]

[1]	A Remittance Shortfall will be expressed as a negative number. Excess Remittance will be expressed as a positive number

G-1

IN WITNESS HEREOF, the undersigned has duly executed and delivered this Reconciliation Certificate as of the date first above written.

SERVICER:

DTE ELECTRIC COMPANY,
a Michigan corporation

By:
Name:
Title:

G-2

ANNEX I

SERVICING PROCEDURES

The Servicer agrees to comply with the following servicing procedures:

SECTION 1. DEFINITIONS.

(a) Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Securitization Property Servicing Agreement (the “Agreement”) to which this Annex I is attached.

(b) Whenever used in this Annex I, the following words and phrases shall have the following meanings:

“Billed Securitization Charges” means the amounts of Securitization Charges billed by the Servicer.

“Servicer Policies and Practices” means, with respect to the Servicer’s duties under this Annex I, the policies and practices of the Servicer applicable to such duties that the Servicer follows with respect to comparable assets that it services for itself and, if applicable, others.

SECTION 2. DATA ACQUISITION.

(a) Installation and Maintenance of Meters. The Servicer shall use its best efforts to cause to be installed, replaced and maintained meters in such places and in such condition as will enable the Servicer to obtain usage measurements for each Customer at least once every Billing Period.

Annex I-1

(b) Meter Reading. In accordance with the Servicer Policies and Practices, the Servicer shall obtain usage measurements for each Customer; provided, however, that the Servicer may estimate any Customer’s usage determined in accordance with the applicable Commission Regulations.

(c) Cost of Metering. The Issuer shall not be obligated to pay any costs associated with the routine metering duties set forth in this Section 2, including the costs of installing, replacing and maintaining meters, nor shall the Issuer be entitled to any credit against the Servicing Fee for any cost savings realized by the Servicer as a result of new metering and/or billing technologies.

SECTION 3. USAGE AND BILL CALCULATION.

The Servicer shall obtain a calculation of each Customer’s usage (which may be based on data obtained from such Customer’s meter read or on usage estimates determined in accordance with the Servicer Policies and Practices and applicable Commission Regulations) at least once each Billing Period and shall determine therefrom each Customer’s individual Distribution Securitization Charge and Power Supply Securitization Charge to be included on such Customer’s Bill.

SECTION 4. BILLING.

The Servicer shall implement the Securitization Charges as of [ ], 2026 and shall thereafter bill each Customer, for the respective Customer’s outstanding current and past due Securitization Charges accruing through the date on which the Securitization Charges may no longer be billed under the Tariff, all in accordance with the following:

(a) Frequency of Bills; Billing Practices. In accordance with the Servicer’s then-existing Servicer Policies and Practices for its own charges, as such Servicer Policies and Practices may be modified from time to time, the Servicer shall generate and issue a Bill to each Customer for such Customer’s Securitization Charges once every applicable Billing Period, at the same time, with the same frequency and on the same Bill as that containing the Servicer’s own charges to such Customers. In the event that the Servicer makes any material modification to its Servicer Policies and Practices for its own charges, it shall notify the Issuer, the Indenture Trustee, the Commission and the Rating Agencies as soon as practicable, and in no event later than 60 Business Days after such modification goes into effect; provided, however, that the Servicer may not make any modification that will materially adversely affect the Holders.

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(b) Format. The Servicer shall conform to such requirements regarding the format, structure and text of Bills delivered to Customers as this Agreement, the Financing Order, the Statute and applicable Commission Regulations shall from time to time prescribe. To the extent that Bill format, structure and text are not prescribed by this Agreement, the Financing Order, the Statute or by applicable Commission Regulations, the Servicer shall determine the format, structure and text of all Bills in accordance with its reasonable business judgment, its Servicer Policies and Practices with respect to its own charges and prevailing industry standards.

(c) Delivery. The Servicer shall deliver all Bills issued by it (i) by United States mail in such class or classes as are consistent with the Servicer Policies and Practices followed by the Servicer with respect to its own charges to its Customers or (ii) by any other means, whether electronic or otherwise, that the Servicer may from time to time use to present its own charges to its Customers. The Servicer shall pay from its own funds all costs of issuance and delivery of all Bills, including but not limited to printing and postage costs as the same may increase or decrease from time to time.

SECTION 5. CUSTOMER SERVICE FUNCTIONS.

The Servicer shall handle all Customer inquiries and other Customer service matters according to the same procedures it uses to service Customers with respect to its own charges.

SECTION 6. COLLECTIONS; PAYMENT PROCESSING; REMITTANCE.

(a) Collection Efforts, Policies, Procedures.

(i) The Servicer shall use reasonable efforts to collect all Billed Securitization Charges from Customers as and when the same become due and shall follow such collection procedures as it follows with respect to comparable assets that it services for itself or others, including with respect to the following:

(A)	The Servicer shall prepare and deliver overdue and shut-off notices to Customers in accordance with applicable Commission Regulations and Servicer Policies and Practices.

(B)

The Servicer shall apply late payment charges to outstanding Customer balances in accordance with applicable Commission Regulations and as required by the Financing Order. All late payment charges, to the extent available, and interest collected shall be payable to and retained by the Servicer as a component of its compensation under the Agreement, and the Issuer shall have no right to share in the same.

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(C)	The Servicer may employ the assistance of collection agents in accordance with applicable Commission Regulations and Servicer Policies and Practices.

(D)	The Servicer shall adhere to and carry out disconnection policies in accordance with the Financing Order, applicable Commission Regulations and the Servicer Policies and Practices.

(E)

The Servicer shall apply Customer deposits to the payment of delinquent accounts in accordance with the Financing Order, applicable Commission Regulations and Servicer Policies and Practices and according to the priorities set forth in Section 6(b) of this Annex I.

(ii) The Servicer may in its own discretion waive any late payment charge or any other fee or charge relating to delinquent payments, if any, and may waive, vary or modify any terms of payment of any amounts payable by a Customer, in each case if such waiver or action: (A) would comply with the Servicer’s policies and practices applicable to such duties that the Servicer follows with respect to comparable assets that it services for itself and, if applicable, others, as in effect from time to time in accordance with the Commission Regulations, and (B) would comply in all material respects with applicable law; provided, however, that notwithstanding anything in the Agreement or this Annex I to the contrary, the Servicer is authorized to write off any Billed Securitization Charges, in accordance with its Servicer Policies and Practices.

(iii) The Servicer shall accept payment from Customers in respect of Billed Securitization Charges in such forms and methods and at such times and places as it accepts for payment of its own-charges.

(b) Payment Processing; Allocation; Priority of Payments.

(i) The Servicer shall post all payments received to Customer accounts as promptly as practicable, and, in any event, substantially all payments shall be posted no later than three (3) Business Days after receipt.

(ii) Subject to clause (iii) below, the Servicer shall apply payments received to each Customer’s account in proportion to the charges contained on the outstanding Bill to such Customer.

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(iii) Any amounts collected by the Servicer that represent partial payments of the total Bill to a Customer shall be allocated ratably among the Securitization Charges and other billed amounts based on the ratio of each component of the total bill. All late charges shall be allocated to the Servicer.

(iv) The Servicer shall hold all over-payments for the benefit of the Issuer and DTE Electric and shall apply such funds to future Bill charges in accordance with clauses (ii) and (iii) as such charges become due.

(c) Accounts; Records.

The dollar amounts of Securitization Charge Collections commingled with the Servicer’s funds may be properly identified and traced.

(d) Investment of Securitization Charge Payments Received.

Prior to each Daily Remittance, the Servicer may invest Securitization Charge Payments received at its own risk and (except as required by applicable Commission Regulations) for its own benefit. So long as the Servicer complies with its obligations under Section 6(c) neither such investments nor such funds shall be required to be segregated from the other investment and funds of the Servicer.

(e) Calculation of Daily Remittance.

(i) For purposes of calculating the Daily Remittance, the Servicer shall, on each Servicer Business Day, estimate Distribution Securitization Charge Collections and Power Supply Securitization Charge Collections, as applicable, based on the daily billed amounts, the Weighted Average Days Outstanding (Residential) for residential Customers, the Weighted Average Days Outstanding (Commercial) for all other Customers and estimated net charge-offs, which resulting estimate shall constitute the amount of Estimated Distribution Securitization Charge Collections and Estimated Power Supply Securitization Charge Collections, as applicable, for such Servicer Business Day. Pursuant to Section 6.11(c) of the Agreement, not less than semi-annually (except in the case of the period prior to the first Payment Date, which may be longer than six months), but in no event more than sixty (60) days after each Payment Date, the Servicer shall calculate the amount of Distribution Securitization Charge Collections and Power Supply Securitization Charge Collections, as applicable, received by the Servicer for the immediately preceding Reconciliation Period and compare such amounts to the Estimated Distribution Securitization Charge Collections and the Estimated Power Supply Securitization Charge Collections, as applicable, forwarded to the Collection Accounts in respect of such Reconciliation Period. Such calculation will be provided to the Indenture Trustee in a Reconciliation Certificate in substantially the form appended to the Agreement as Exhibit G.

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(ii) All calculations of collections, each update of the Weighted Average Days Outstanding (Residential), the Weighted Average Days Outstanding (Commercial) or estimated net charge-offs and any changes in procedures used to calculate the Estimated Distribution Securitization Charge Collections or the Estimated Power Supply Securitization Charge Collections, as applicable, pursuant to this section 6(e) shall be made in good faith.

(f) Remittances.

(i) The Issuer shall cause to be established the Collection Accounts in the name of the Indenture Trustee in accordance with the Indenture.

(ii) The Servicer shall make remittances to the appropriate Collection Accounts in accordance with Section 6.11 of the Agreement.

(iii) In the event of any change of account or change of institution affecting any Collection Account, the Issuer shall provide written notice thereof to the Servicer and the Rating Agencies not later than five (5) Business Days from the effective date of such change.

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